AGREEMENT AND PLAN OF MERGER

BY AND AMONG

JUNIPER PARTNERS ACQUISITION CORP.,

FIRECOMM ACQUISITION, INC.,

FIRESTONE COMMUNICATIONS, INC.

and

CERTAIN OF THE STOCKHOLDERS OF
FIRESTONE COMMUNICATIONS, INC.

DATED AS OF AUGUST 15, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of August 15, 2006, by and among Juniper Partners Acquisition Corp., a Delaware corporation (‘‘Parent’’), Firecomm Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (‘‘Merger Sub’’), Firestone Communications, Inc., a Delaware corporation (‘‘Company’’), and each of the persons listed under the caption ‘‘Signing Stockholders’’ on the signature page hereof, such persons being certain of the stockholders of the Company (each a ‘‘Signing Stockholder’’ and, collectively, the ‘‘Signing Stockholders.’’

RECITALS

A.    Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL’’), Parent and Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which the Company will merge with Merger Sub and be the surviving entity and a wholly owned subsidiary of Parent, through an exchange of all the issued and outstanding shares of capital stock of the Company for shares of common stock and warrants of Parent.

B.    The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

C.    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company (the ‘‘Merger’’), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the ‘‘Surviving Corporation.’’

1.2    Effective Time; Closing.    Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL a Certificate of Merger (the ‘‘Certificate of Merger’’) (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, being the ‘‘Effective Time’’) as soon as practicable on or after the Closing Date (as herein defined). The term ‘‘Agreement’’ as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the ‘‘Closing’’) shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the ‘‘Closing Date’’). Closing signatures may be transmitted by facsimile.

1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated by the filing under the DGCL of an Amended and Restated Certificate of Incorporation of the Company in the form annexed hereto as Exhibit A, which, as so filed, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

(b)    Also, at the Effective Time, the Bylaws of Merger Sub, a copy of which is annexed hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

1.5    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the securities of the Company, the following shall occur:

(a)    Conversion of Company Common Stock.    Other than any shares to be canceled pursuant to Section 1.5(d) and shares subject to appraisal rights in accordance with Section 1.17, each share of common stock, par value $0.001, of the Company (‘‘Company Common Stock’’) issued and outstanding immediately prior to the Effective Time will be automatically converted (subject to Section 1.5(g)) into the right to receive on the Closing Date (i) that number of shares of common stock, par value $0.0001, of Parent (‘‘Parent Common Stock’’) determined by dividing the Aggregate Parent Common Stock Number by the Outstanding Company Stock Number and (ii) that number of the warrants issuable pursuant Section 1.5(c) (‘‘Contingent Warrants’’) determined by dividing the aggregate number of Contingent Warrants so issued by the Outstanding Company Stock Number. The ‘‘Aggregate Parent Common Stock Number’’ shall mean 2,800,000 less the Stock Reduction Number. The ‘‘Outstanding Company Stock Number’’ shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, after giving effect to all exchanges of the Company’s outstanding shares of preferred stock, par value $0.001 (‘‘Company Preferred Stock’’) and exercises or conversions of other derivative securities into shares of Company Common Stock pursuant to Section 1.15 and including any shares subject to appraisal rights in accordance with Section 1.17. The ‘‘Stock Reduction Number’’ shall mean that number of shares of Parent Common Stock equal to one-fifth of the difference between the dollar amount of all accounts payable of the Company and the dollar amount of accounts payable of the Company due within 30 days, all determined as of the close of business on the last business day of the month preceding the month in which the Closing Date occurs. In no event shall the Stock Reduction Number exceed 300,000 shares.

(b)    Merger Warrants.    In addition to the right to receive shares of Parent Common Stock and Contingent Warrants pursuant to Section 1.5(a), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that was issued to persons who were previously holders of the Company’s Series B Preferred Stock (the ‘‘Specified Holders’’) upon the conversion of such shares of Series B Preferred Stock into shares of Company Common Stock pursuant to Section 1.15 shall be converted into the right to receive that number of warrants to purchase shares of Parent Common Stock (‘‘Merger Warrants’’) determined by dividing the Aggregate Merger Warrants Number by the Outstanding Specified Holders Stock Number. The term ‘‘Aggregate Merger Warrants Number’’ shall mean 250,000. The Merger Warrants shall have an exercise price of $5.00 per share and shall be identical in form to the Class W warrants and Class Z warrants issued by Parent pursuant to its Prospectus dated July 13, 2005. One-half of the Merger Warrants issued to each Specified Holder shall be in the form of Parent’s Class W warrants and one-half shall be in the form of Parent’s Class Z warrants. The term ‘‘Outstanding Specified Holders Stock Number’’ shall mean the aggregate number of shares of Company Common Stock issued to the Specified Holders upon the conversion of their shares of the Company’s Series B Preferred Stock pursuant to Section 1.15.

(c)    Contingent Warrants.

(i)    For each of the years 2007 and 2008 with respect to which the Surviving Corporation has revenues (which, for the purpose of this Section 1.5(c), shall not include revenues from acquisitions after the date of this Agreement except to the extent that such revenues are derived from the use of Firestone assets) exceeding the Revenue Target set forth below for such year, Parent shall issue to the holders of Company Common Stock immediately prior to the Effective Time (‘‘Effective Time Holders’’), in the aggregate, the number of warrants to purchase shares of Parent Common Stock set forth below with respect to such year:

Year	Revenue Target	Warrants
2007	$20,000,000	500,000
2008	$30,000,000	500,000

(ii)    For each of the years 2007 and 2008 with respect to which the average number of cable television and satellite television subscribers to the Surviving Corporation’s Sorpresa! Channel (determined as of the last day of each such year), as reported pursuant to Affiliation Agreements (as defined in Section 2.19(a)(iv)) with cable television and satellite television system operators, exceeds the Subscriber Target set forth below for such year, Parent shall issue to the Effective Time Holders, in the aggregate, the number of warrants to purchase shares of Parent Common Stock set forth below with respect to such year:

Year	Subscriber Target	Warrants
2007	3,500,000	500,000
2008	4,500,000	500,000

(iii)    If, in 2007, the Surviving Corporation exceeds either the Revenue Target for that year or the Subscriber Target for that year (each, a ‘‘Target’’), but not both, the warrants that would have been issued to such holders had the Target that had not been exceeded been exceeded shall be added to the number of warrants issuable in 2008 upon the applicable Target for such following year being exceeded and shall be issued to the Effective Time Holders if both Targets are exceeded in 2008. For purposes hereof, if a Target is not exceeded in 2007 but is exceeded in 2008, the Effective Time Holders shall be entitled to receive all of the warrants issuable with respect to such Target for both 2007 and 2008 if the other Target is exceeded in both years. To the extent any warrants are not so earned by the conclusion of 2008, they will no longer be issuable to the Effective Time Holders.

(iv)    The Contingent Warrants shall have an exercise price of $5.00 per share. One-half of the Contingent Warrants issued to each Effective Time Holder shall be in the form of Parent’s Class W warrants and one-half shall be in the form of Parent’s Class Z warrants and all Contingent Warrants shall be deemed to be Merger Warrants for all other purposes of this Agreement.

(v)    Contingent Warrants issuable pursuant to this Section 1.5(c) shall be issued to the Effective Time Holders within 30 days after the filing of Parent’s Annual Report on Form 10-K for the year with respect to which they are issued.

(d)    Cancellation of Treasury and Parent-Owned Stock.    Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(e)    Capital Stock of Merger Sub.    Each share of Common Stock, par value $0.0001, of Merger Sub (the ‘‘Merger Sub Common Stock’’) issued and outstanding immediately prior to the

Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(f)    Adjustments to Exchange Ratios.    The numbers of shares of Parent Common Stock and Merger Warrants that the holders of the Company Common Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g)    Fractional Shares and Warrants.    No fraction of a share of Parent Common Stock or Merger Warrant will be issued by virtue of the Merger, and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock or Merger Warrant (after aggregating all fractional shares of Parent Common Stock and Merger Warrants that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock or one (1) Merger Warrant, as the case may be.

1.6    Surrender of Certificates; Uncertificated Shares.

(a)    Exchange Agent.    Continental Stock Transfer & Trust Company (‘‘Continental’’) shall be designated by the parties hereto to act as the exchange agent (the ‘‘Exchange Agent’’) in the Merger.

(b)    Parent to Provide Common Stock and Merger Warrants.    Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock and Merger Warrants issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.6(e).

(c)    Exchange Procedures.    The certificates representing the shares of Parent Common Stock and Merger Warrants issuable with respect to certificates for shares of Company Common Stock (‘‘Company Certificates’’) shall be issued to the holders of Company Certificates upon surrender of the Company Certificates in the manner provided in this Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8). Each holder shall be issued separate certificates for such holder’s Escrow Shares (as defined in Section 1.11) and for the remaining number of shares of Parent Common Stock to which such holder is entitled. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of Company Certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive shares of Parent Common Stock and Merger Warrants pursuant to Section 1.5: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the certificates representing shares of Parent Common Stock and Merger Warrants to which the holder of such Company Certificates is entitled as a result of the Merger and any dividends or other distributions pursuant to Section 1.6(e). Upon surrender of Company Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Certificates shall be entitled to receive in exchange therefor such amounts of certificates representing the number of shares of Parent Common Stock and Merger

Warrants into which their shares of Company Common Stock were converted at the Effective Time, less the Escrow Shares, and any dividends or distributions payable pursuant to Section 1.6(e), and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock and Merger Warrants issuable pursuant to Sections 1.5(a) and 1.5(b).

(d)    Uncertificated Shares.    Not later than one (1) business day after the Effective Time, the Company shall provide to Parent, with a copy to the Exchange Agent, a list, certified as being true and complete by the Company’s Chief Financial Officer, of all holders of Company Common Stock whose shares thereof are not represented by certificates who are entitled to receive Parent Common Stock and Merger Warrants in exchange therefor as a result of the Merger, which list shall state the name, address and tax identification number of each such holder, the number of shares of Company Common Stock held by such holder that are uncertificated and the number of shares of Parent Common Stock and Merger Warrants such holder is entitled to receive with respect to such uncertificated shares. Parent shall thereupon issue to the Exchange Agent, in its capacity as stock transfer agent of the Company, an authorization to issue and deliver to the holders of such uncertificated shares of Company Common Stock the numbers of shares of Parent Common Stock and Merger Warrants that they are entitled to receive in exchange therefor as a result of the Merger and the Exchange Agent shall so issue and deliver such certificates representing such shares of Parent Common Stock and Merger Warrants to such holders as if such holders had delivered Certificates representing such shares of Company Common Stock to the Exchange Agent pursuant to Section 1.6(c).

(e)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such Company Certificates. Subject to applicable law, following surrender of any such Company Certificates with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of Parent Common Stock and Merger Warrants issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

(f)    Transfers of Ownership.    If certificates representing shares of Parent Common Stock and Merger Warrants are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g)    Required Withholding.    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(h)    Termination of Exchange Agent Obligations.    Parent Common Stock held by the Exchange Agent and Merger Warrants that have not been delivered to holders of Company

Certificates within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and Merger Warrants and any dividends or distributions pursuant to Section 1.6(e) with respect to Parent Common Stock to which they are entitled.

(i)    No Liability.    Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, Parent, the Surviving Corporation, the Company nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7    No Further Ownership Rights in Company Stock.    All shares of Parent Common Stock and Merger Warrants issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8    Lost, Stolen or Destroyed Certificates.    In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock and Merger Warrants that the shares of Company Common Stock formerly represented by such Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.6(e); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and Merger Warrants and other distributions, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.9    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a ‘‘plan of reorganization’’ within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.10    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.11    Escrow.    As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, the Persons receiving shares of Parent Common Stock to be issued as a result of the Merger shall deposit in escrow, to be held for the period ending on the thirtieth day after the date that Parent files its Annual Report on Form 10-K for the year ended December 31, 2007 (the ‘‘Escrow Period’’) and for such further period as may be required pursuant to the Escrow Agreement referred to below, ten percent (10%) of the shares of Parent Common Stock received by such Persons as a result of the Merger (the ‘‘Escrow Shares’’), which shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Representative referred to in Section 1.14(b) and Continental, as Escrow Agent, in the form annexed hereto as Exhibit C (the ‘‘Escrow Agreement’’).

1.12     Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to ‘‘affiliates’’ of the Company listed in Schedule 1.12 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

1.13    Signing Stockholder Matters.

(a)    By his, her or its execution of this Agreement, each Signing Stockholder, in his, her or its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Signing Stockholder for purposes of Section 228 of the DGCL.

(b)    Each Signing Stockholder, for himself, herself or itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Signing Stockholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Signing Stockholders that are entities, transfers to its stockholders, partners or members; (ii) it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by he, she or it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement. Each Signing Stockholder acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an ‘‘accredited investor’’ as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by he, she or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of this Agreement.

(c)    Each Signing Stockholder, for himself, herself or itself only, represents and warrants that the execution and delivery of this Agreement by such Signing Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a ‘‘Governmental Entity’’), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (‘‘Securities Act’’), the Securities Exchange Act of 1934, as amended (‘‘Exchange Act’’), state securities laws (‘‘Blue Sky Laws’’), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Signing Stockholder or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

1.14    Committee and Representative for Purposes of Escrow Agreement.

(a)    Parent Committee.    Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an ‘‘independent’’ director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the ‘‘Committee’’ referred to in Article VII hereof and the Escrow Agreement.

(b)    Representative.    The Signing Stockholders hereby designate Raymond K. Mason to represent the interests of the Persons entitled to receive Parent Common Stock as a result of the Merger for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former stockholder of the Company or such other Person as such members shall designate. Such Person or successor is intended to be the ‘‘Representative’’ referred to in Section 1.11 and Article VII hereof and the Escrow Agreement.

1.15    Derivative Securities; Company Preferred Stock.    The Company shall arrange that the holders of all of its outstanding shares of Company Preferred Stock and outstanding options, warrants, convertible debt and other derivative securities exchange such securities for, or convert or exercise all such securities into, shares of Company Common Stock prior to the Effective Time without the payment of any consideration by the Company other than the issuance of Company Common Stock (collectively, the ‘‘Conversions’’). The Conversions may be made contingent upon the occurrence of the Closing. Other than in connection with (i) the Conversions, (ii) the issuance of Company securities as dividends or interest as to Company Preferred Stock and indebtedness that is outstanding as of the date of this Agreement, and (iii) the issuance of Company Common Stock or Series B Preferred Stock of the Company in lieu of rent under the Facilities Lease described in Section 2.14(c) hereof, without the consent of Parent, which consent may be withheld in Parent’s absolute discretion, the Company will not issue any of its securities after the date hereof and prior to the earlier of the date this Agreement is terminated and the Effective Time.

1.16    Notice to Other Stockholders of Company.    As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the stockholders of the Company, other than the Signing Stockholders, notice of the written consent of the Signing Stockholders pursuant to Section 1.13(a), in accordance with the provisions of Section 228 of the DGCL.

1.17    Shares Subject to Appraisal Rights.

(a)    Notwithstanding Section 1.5 hereof, Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Parent Common Stock and Merger Warrants. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a ‘‘Dissenter’’) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Common Stock and Merger Warrants as provided in Section 1.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b)    As used herein, ‘‘Dissenting Shares’’ means any shares of Company Common Stock held by stockholders of the Company who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

1.18    Sale Restriction.     No public market sales of shares of Parent Common Stock issued as a result of the Merger shall be made for a period of six months following the Closing Date or such longer periods as may be applicable to Persons party to the Lock-Up Agreements referred to in Section 5.10 (‘‘Restricted Shares’’). No private sales of shares of Parent Common Stock issued as a result of the Merger shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Parent of a written document to such effect. Certificates representing shares of Parent Common Stock issued as a result of the Merger shall bear a prominent legend to such effect. Notwithstanding the foregoing, this restriction does not apply to the Merger Warrants or shares of Parent Common Stock issued upon exercise of the Merger Warrants. The sale restrictions as to Restricted Shares shall lapse and the Restricted Shares shall be available for public sale upon termination of the Lock-Up Agreements, at which time new share certificates shall be issued to holders of Restricted Shares to delete any sale restriction legend.

1.19    Reduction Amount Procedures.

(a)    The provisions of this Section 1.19 shall apply, notwithstanding anything else in this Agreement to the contrary, if, at the Closing, the parties have not reached agreement as to the proper value of the Stock Reduction Number.

(b)    In the event of a dispute among the parties as to the Stock Reduction Number (a ‘‘Stock Reduction Number Dispute’’), 300,000 of the shares of Parent Common Stock that would otherwise be issued to the Effective Time Holders pursuant to Section 1.5(a) following the Closing in accordance with Section 1.6 shall not be issued. Upon resolution of the Stock Reduction Number Dispute in accordance with this Section 1.19, there shall be issued to each Effective Time Holder his, her or its Allocation Percentage of that number of shares of Parent Common Stock equal to the difference between 300,000 shares and the sum of the Stock Reduction Number (as finally determined pursuant to this Section 1.19) and the Resolution Number. Ten percent (10%) of the number of shares so issued shall be delivered to Continental to be held pursuant to the Escrow Agreement and the remainder shall be delivered to the Effective Time Holders. ‘‘Allocation Percentage’’ means, with respect to an Effective Time Holder, the ratio, expressed as a percentage, of the number of shares of Company Common Stock owned by him, her or it immediately prior to the Effective Time to the Outstanding Company Common Stock Number. ‘‘Resolution Number’’ means that number of shares of Parent Common Stock equal to 50% of the Resolution Costs (as defined in Section 1.19(c)) divided by the closing sale price of the Parent Common Stock on the trading day immediately preceding the Closing Date.

(c)    If a Stock Reduction Number Dispute is not resolved by the parties within ten (10) business days after the Closing Date, the Stock Reduction Number shall be determined by a firm of independent accountants mutually selected by Parent and the Representative (‘‘Selected Firm’’), whose determination shall be final and binding upon the parties. The parties shall request that such resolution be delivered by the Selected Firm as expeditiously as possible, but not more than sixty (60) days following submission. Parent shall pay all of the costs, fees and expenses of the Selected Firm (‘‘Resolution Costs’’).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the ‘‘Company Schedule’’), the Company hereby represents and warrants to, and covenants with, Parent and Merger Sub, as follows:

2.1    Organization and Qualification.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (‘‘Approvals’’) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as ‘‘Charter Documents’’) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)    The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)    The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (‘‘Corporate Records’’) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(d)    The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to Parent or Parent’s counsel.

2.2    Subsidiaries.    The Company has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3    Capitalization.

(a)    The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock (of which 2,900,000 shares are designated as Series A Preferred Stock and 1,200,000 shares are designated as Series B Preferred Stock), of which 5,615,608 shares of Company Common Stock, and 2,702,798 shares of Company Series A Preferred Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. The Company has received subscriptions for the purchase of 832,250 shares of Company Series B Preferred Stock and shall be permitted, pursuant to Schedule 4.1, to increase the authorized Company Series B Preferred Stock to 1,200,000 shares.

(b)    Except as set forth in Schedule 2.3(b) hereto, as of the date of this Agreement, (i) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock or Company Preferred Stock granted to employees of Company or other parties (‘‘Company Stock Options’’), and (ii) no shares of Company Common Stock or Company Preferred Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Common Stock or Company Preferred Stock (‘‘Company Warrants’’). All shares of Company Common Stock and Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Company Warrant as a result of the Merger. All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Stock Options and Company Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and Company Warrants and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options.

(c)    Except as set forth in Schedule 2.3(c) hereto or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)    No outstanding shares of Company Common Stock or Company Preferred Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

(e)    Except as contemplated by this Agreement and except as set forth in Schedule 2.3(e) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

2.4    Authority Relative to this Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement other than the giving of the notice provided for in Section 1.16. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to the giving of the notice provided for in Section

1.16, conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) except as described on Schedule 2.5(b), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) except as described on Schedule 2.5(b), result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any ‘‘change in control’’ or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)    The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6    Compliance.    The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements, except for such violations which, individually and in the aggregate, have not and are not reasonably expected to have a Material Adverse Effect on the Company. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations that have been waived or which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7    Financial Statements.

(a)    The Company has provided to Parent a correct and complete copy of the audited financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2005 and December 31, 2004 (the ‘‘Audited Financial Statements’’). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (‘‘U.S. GAAP’’) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)    The Company has provided to Parent a correct and complete copy of the unaudited financial statements (including, in each case, any related notes thereto) of the Company for the six month period ended June 30, 2006 (the ‘‘Unaudited Financial Statements’’). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c)    The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d)    The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements, net after deduction of applicable reserves, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8    No Undisclosed Liabilities.    Except as set forth in Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since June 30, 2006, none of which would have a Material Adverse Effect on the Company.

2.9    Absence of Certain Changes or Events.    Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements, since December 31, 2005, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10    Litigation.    Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

2.11    Employee Benefit Plans.

(a)    All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (collectively, the ‘‘Plans’’) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)    Except as disclosed in Schedule 2.11 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12    Labor Matters.     The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees.

2.13    Restrictions on Business Activities.     Except as disclosed in Schedule 2.13 hereto, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company owns, or has valid rights to use, all properties, rights and other assets necessary for the operation of its business as such business has been operated since the date of its incorporation.

2.14    Title to Property.

(a)    All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements. The Company has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Unaudited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company has a right to acquire any interest in real property.

(b)    All leases of real property held by the Company and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the ‘‘Personal Property’’) are shown or reflected on the balance sheet included in the Audited Financial Statements. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto.

(c)    All leases pursuant to which Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default) that has not been waived, except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company. The lease for the Company’s premises at 6125 Airport Freeway, Fort Worth, Texas 76117 (the ‘‘Facilities Lease’’) shall have been amended substantially as set forth in Exhibit D annexed hereto effective no later than the Closing Date.

2.15    Taxes.

(a)    Definition of Taxes.    For the purposes of this Agreement, ‘‘Tax’’ or ‘‘Taxes’’ refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)    Tax Returns and Audits.    Except as set forth in Schedule 2.15 hereto:

(i)    The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (‘‘Returns’’) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii)    All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)    The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)    To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)    No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi)    The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(vii)    The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16    Environmental Matters.

(a)    Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)    As used in this Agreement, the term ‘‘Environmental Law’’ means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)    As used in this Agreement, the term ‘‘Hazardous Substance’’ means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17    Brokers; Third Party Expenses.    The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Section 1.5, and as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by Company as a result of this Merger.

2.18    Intellectual Property.    For the purposes of this Agreement, the following terms have the following definitions:

‘‘Intellectual Property’’ shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (‘‘Patents’’); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (‘‘Copyrights’’); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, ‘‘Trademarks’’); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

‘‘Company Intellectual Property’’ shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

‘‘Registered Intellectual Property’’ means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

‘‘Company Registered Intellectual Property’’ means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

‘‘Company Products’’ means all current versions of products or service offerings of Company.

(a)    Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b)    Except as disclosed in Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c)    The operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19    Agreements, Contracts and Commitments.

(a)    Schedule 2.19(a) hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term ‘‘Company Contracts’’ shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term ‘‘Material Company Contracts’’ shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $50,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $50,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i)    any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company by or to any officer, director, stockholder or holder of derivative securities (‘‘Insider’’) of the Company;

(ii)    any guaranty, direct or indirect, by the Company or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii)    any Company Contract of employment;

(iv)    any agreement authorizing a Person to exhibit and distribute the Sorpresa! Channel to its subscribers (‘‘Affiliation Agreement’’);

(v)    any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi)    any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii)    any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)    any collective bargaining agreement with any labor union;

(ix)    any lease or similar arrangement for the use by the Company of real property or personal property;

(x)    any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(xi)    any Company Contract to which any Insider of the Company is a party.

(b)    Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) and of all outstanding offers and proposals of the Company have been heretofore delivered to Parent or Parent’s counsel.

(c)    Except as set forth in Schedule 2.19(c), neither the Company nor, to the best of Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each agreement, contract or commitment to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect. The Company has not received any notice, written or oral, of anticipated termination of any Affiliation Agreement by any other party thereto.

(d)    Except as set forth in Schedule 2.19(d), the Company has no indebtedness for borrowed money (the ‘‘Long-Term Debt’’).

2.20    Insurance.    Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors

(collectively, the ‘‘Insurance Policies’’) of the Company. The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21    Governmental Actions/Filings.

(a)    Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a) hereto, will not expire prior to December 31, 2006, and the Company is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b)    Except as set forth in Schedule 2.21(b), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c)    For purposes of this Agreement, the term ‘‘Governmental Action/Filing’’ shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22    Interested Party Transactions.    Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or Signing Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23    Certain Regulatory Matters.

(a)    The Company is the holder of a license issued by the Federal Communications Commission (‘‘FCC’’) for a transmit-receive earth station (the ‘‘Earth Station’’) in the Domestic Fixed Satellite Service under Call Sign E9730315, FCC File No. SES-LIC-19970509-00623 (the ‘‘License’’). The License was validly issued by the FCC, is in full force and effect, and expires on July 18, 2007. The grant of the License is no longer subject to administrative or judicial review.

(b)    The License is the only license, permit, or other authorization required from the FCC for the Company to operate the Earth Station in the manner that it is now being operated and to conduct its business activities as currently being conducted.

(c)    The Earth Station facilities being operated by the Company are consistent with the technical specifications set forth on the License and comply in all material respects with the terms and conditions of the License. The Earth Station equipment is in good repair and is operating at the full power level at which it is intended to be operated.

(d)    Operation of the Earth Station complies with the technical and environmental regulations of the FCC, including, but not limited to, (a) compatibility with two-degree satellite orbital spacing and (b) limitations on exposure of humans to harmful levels of radiofrequency radiation such that a grant of a renewal of the License would not constitute a ‘‘major’’ environmental action under 47 CFR Sec. 1.1307.

(e)    The Company shares the use of the Earth Station and satellite transponder facilities with fewer than five unrelated entities (‘‘Sharers’’) and does so under individually-negotiated terms and conditions. The Company provides network management and other services to all Sharers in addition to uplink services and transponder sharing. The Company does not hold itself out to the general public as a common carrier or other provider of telecommunications services.

(f)    The License is unimpaired by any acts or omissions of the Company or any affiliate, employee, agent, officer, or director; is free and clear of any restrictions that might limit the full operation of the Earth Station in the manner it is now being operated; and is not subject to any restrictions or conditions except to the extent that such terms and conditions appear on the face of License or in generally applicable under the rules and regulations of the FCC.

(g)    The Company has not received any notice of any violation of the License, the Communications Act of 1934, as amended, or the rules and regulations of the FCC that remains pending and unresolved. There is no action by or before the FCC currently pending or, to the knowledge of the Company, threatened, to revoke, cancel, rescind, modify or refuse to renew in the ordinary course the License. There are no applications, petitions, complaints or proceedings pending at the FCC or, to the knowledge of the Company, threatened, to which the Company is a party or that are directed at the Company or the Earth Station or the License, other than (a) proceedings applicable to satellites and earth stations generally and (b) the anticipated application for FCC approval of the transactions contemplated herein. The Company does not have knowledge of any facts or circumstances reasonably likely to result in the License not being renewed in the ordinary course for a full term without material qualifications or of any reason reasonably likely to result in the License being revoked.

(h)    To the knowledge of the Company, there are no facts pertaining to the Earth Station or the Company or any affiliate that would disqualify the Company from consummating the transactions contemplated herein (subject to obtaining FCC approval) or would materially delay the obtaining of FCC approval required for the transactions contemplated herein.

(i)    The satellite transponder lease between the Company and Intelsat USA Sales Corp. is in full force and effect, expires no earlier than the ‘‘end of life’’ of satellite IA-13 and provides unlimited access to four 9-Megahertz of frequency bandwidth on a satellite whose signal illuminates all 48 states with a signal receivable on an earth station of not more than three meters in diameter.

2.24    Board Approval.    The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby, subject to the giving of the notice provided for in Section 1.16, and has resolved to cause such notice to be given.

2.25    Signing Stockholder Approval.    The shares of Company Common Stock and Company Preferred Stock owned by the Signing Stockholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the Company’s Charter Documents and the DGCL.

2.26    Representations and Warranties Complete.    The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.27     Survival of Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in Schedule 3 attached hereto (the ‘‘Parent Schedule’’), Parent represents and warrants to, and covenants with, the Company, as follows:

3.1    Organization and Qualification.

(a)    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of the Parent’s Charter Documents.

(b)    Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2    Subsidiaries.

(a)    Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)    Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.

(c)    Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.3    Capitalization.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock, 5,000,000 shares of common stock, Class B, par value $0.0001 per share (‘‘Parent Class B Stock’’) and 5,000 shares of preferred stock, par value $0.0001 per share (‘‘Parent Preferred Stock’’), of which 548,100 shares of Parent Common Stock, 2,875,000 shares of Parent Class B Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)    Except as set forth in Schedule 3.3(b): (i) no shares of Parent Common Stock, Parent Class B Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock, Parent Class B Stock or Parent Preferred Stock granted to employees of Parent or other parties (‘‘Parent Stock Options’’) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock, Parent Class B Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock, Parent Class B Stock or Parent Preferred Stock (‘‘Parent Warrants’’) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock, Parent Class B Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (‘‘Parent Convertible Securities’’). All shares of Parent Common Stock, Parent Class B Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, Parent Class B Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c)    The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d)    Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4    Authority Relative to this Agreement.    Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6    Compliance. Parent has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7    SEC Filings; Financial Statements.

(a)    Parent has made available to the Company and the Signing Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the ‘‘Parent SEC Reports’’), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b)    Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8    No Undisclosed Liabilities.    Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since March 31, 2006, in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9    Absence of Certain Changes or Events.    Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since

March 31, 2006, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10     Litigation.    There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

3.11    Employee Benefit Plans.    Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12    Labor Matters.    Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13    Restrictions on Business Activities.    Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14    Title to Property.    Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15    Taxes.    Except as set forth in Schedule 3.15 hereto:

(a)    Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b)    All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)    Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)    No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e)    No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f)    Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g)    Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16    Environmental Matters.    Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17    Brokers.    Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18    Intellectual Property.    Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property or Registered Intellectual Property other than its rights, if any, to the name ‘‘Juniper Partners Acquisition Corp.’’

3.19    Agreements, Contracts and Commitments.

(a)    Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of

Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (‘‘Parent Contracts’’). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b)    Each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c)    Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20    Insurance.    Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21    Interested Party Transactions.    Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22    Indebtedness.    Parent has no indebtedness for borrowed money.

3.23    Over-the-Counter Bulletin Board Quotation.    Parent Common Stock, Parent Class B Stock, Parent’s Class W warrants, Parent’s Class Z warrants and units consisting of Parent Common Stock and Class W warrants and Parent Class B Stock and Class Z warrants are each quoted on the Over-the-Counter Bulletin Board (‘‘OTC BB’’). There is no action or proceeding pending or, to Parent's knowledge, threatened against Parent by Nasdaq or NASD, Inc. (‘‘NASD’’) with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTC BB.

3.24    Board Approval.    The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.25    Trust Fund.    As of the date hereof and at the Closing Date, Parent has and will have no less than $14,899,000 invested in United States Government securities in a trust account administered by Continental (the ‘‘Trust Fund’’), less such amounts, if any, as Parent is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents.

3.26    Governmental Filings.    Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2006, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27    Representations and Warranties Complete.    The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28    Survival of Representations and Warranties.    The representations and warranties of Parent set forth in this Agreement shall survive until the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of Business by Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not do any of the following:

(a)    Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)    Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)    Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property of the Company;

(d)    Except as provided in Section 1.15, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)    Except as provided in Section 1.15, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f)    Except as provided in Section 1.15, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)    Amend its Charter Documents;

(h)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business the Company, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict the Company’s ability to compete or to offer or sell any products or services;

(i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party, and (C) a first or second priority lien on all of its tangible assets (other than the Sorpresa! Channel and related programming assets and services, including, without limitation, websites, domain names, Affiliation Agreements, distribution agreements, rights in and to programs, brand names, Trademarks, Copyrights and other intellectual property rights, physical manifestations of intellectual property, including, without limitation, master tapes, digital video disks (DVDs) and other storage media, electronic and otherwise, and advertising, barter and other revenues (collectively, the ‘‘Sorpresa! Programming Assets’’)) to secure its Long-Term Debt;

(j)    Incur or permit to exist any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any ‘‘keep well’’ or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing except that the Company may permit to exist Long-Term Debt in the amount that exists on the date of this Agreement; provided that the amount of Long-Term Debt shall not exceed $3,000,000 on the Closing Date;

(k)    Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable ‘‘at will’’), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)    Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary;

(m)     Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)    Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)    Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $25,000 in any 12 month period;

(p)    Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a ‘‘reorganization’’ under Section 368(a) of the Code;

(q)    Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(r)    Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s)    Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t)    Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u)    Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(v)    Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect with respect to the Company; provided that this shall not require the Company, in the operation of its business, to take any actions beyond the scope of its current operating practices after application of reasonable business judgment;

(w)    Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice and other than the payment of interest on Long-Term Debt or rent under the Facilities Lease; or

(x)    Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1    Registration Statement and Proxy Statement/Prospectus; Special Meeting.

(a)    As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to shares of Parent Common Stock to be issued in the Merger, the Merger Warrants, the Contingent Warrants and the shares of Parent Common Stock issuable upon exercise of the Merger Warrants and the Contingent Warrants (the ‘‘Registration Statement’’), which shall include proxy materials for the purpose of soliciting proxies from holders of (i) Parent Class B Stock to vote in favor of the adoption of this Agreement and the approval of the Merger (‘‘Parent Stockholder Approval’’), and (ii) Parent Common Stock and Parent Class B Stock to vote in favor of (w) the change of the name of Parent to a name selected mutually by Parent and the Company (the ‘‘Name Change Amendment’’), (x) an increase in the number of authorized shares of Parent Common Stock to 35,000,000 (the ‘‘Capitalization Amendment’’), (y) an amendment to remove, from and after the Closing, those provisions of Article Fourth of Parent’s Certificate of Incorporation that will no longer be applicable after the Merger and to remove the preamble and sections A through D, inclusive, of Article Sixth thereof and to redesignate section E of Article Sixth as Article Sixth, and (z) the adoption of an Equity Incentive Plan (the ‘‘Parent Plan’’) at a meeting of holders of the Parent Common Stock and the Parent Class B Stock to be called and held for such purpose (the ‘‘Special Meeting’’). The Parent Plan shall provide that an aggregate of no less than 600,000 shares of Parent Common Stock shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and Parent Class B Stock and also for the purpose of issuing the Parent Common Stock, Merger Warrants and Contingent Warrants to holders of Company Common Stock in connection with the Merger (the ‘‘Proxy Statement/Prospectus’’). The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Proxy Statement/Prospectus. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act, including Rule 145 thereunder, and the Exchange Act. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and Merger Warrants to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock reside and to take any other such actions that may be necessary to enable the Parent Common Stock and Merger Warrants to be issued pursuant to the Merger in each such jurisdiction.

(b)    As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Stock and Parent Class B Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented for approval or adoption at the Special Meeting.

(c)    Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement/Prospectus does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement will not as of the date on which the Registration Statement is declared effective (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)    Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Parent Class B Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

5.2    Directors and Officers of Parent and the Company After Merger.    Parent and the Company shall take all necessary action so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and the Company, as set forth therein, to serve in such positions effective immediately after the Closing. At or before the Effective Time, the Signing Stockholders, officers and directors of the Company and those stockholders of Parent stated to be parties thereto shall enter into a Voting Agreement in the form of Exhibit E.

5.3    Reserved.

5.4    Other Actions.

(a)    At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (‘‘Merger Form 8-K’’), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (‘‘Press Release’’). Concurrently with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b)    The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and the Exchange Agent dated as of July 13, 2005. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.5    Required Information.    In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6    Confidentiality; Access to Information.

(a)    Confidentiality.    Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)    Access to Information.

(i)    The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)    Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.7    Public Disclosure.    From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Signing Stockholders) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. In accordance with the foregoing, the parties hereto agree that Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Any language included in such Current Report may be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of the Signing Stockholders or the Company.

5.8    Reasonable Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9    Treatment as a Reorganization.    Neither Parent nor the Company nor the Signing Stockholders shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Code.

5.10    No Parent Common Stock Transactions.    Each officer, director and Signing Stockholder who is an ‘‘affiliate’’ under Rule 145 promulgated under the Securities Act shall agree that he, she or it shall not sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common

Stock (and, with respect to each Specified Holder, the Merger Warrants and shares of Parent Common Stock issuable upon exercise of the Merger Warrants) he, she or it receives as a result of the Merger other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit F hereto executed by such Person concurrently with the execution of this Agreement.

5.11    Certain Claims.    As additional consideration for the issuance of Parent Common Stock and Merger Warrants pursuant to this Agreement, each of the Signing Stockholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Signing Stockholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement.

5.12    No Securities Transactions.    Neither the Company nor any Signing Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.13    No Claim Against Trust Fund.    The Company and the Signing Stockholders acknowledge that, if the transactions contemplated by this Agreement are not consummated by January 20, 2007, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Signing Stockholders hereby waive all rights against Parent to collect from the Trust Fund any moneys that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund for any reason whatsoever.

5.14    Disclosure of Certain Matters.    Each of Parent, the Company and each Signing Stockholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the ‘‘Disclosure Schedules’’) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.15    Nasdaq Listing.    Parent and the Company shall use their reasonable commercial efforts to obtain the listing for trading on Nasdaq of the Parent Common Stock, Parent’s Class W warrants and Class Z warrants and the units of Parent’s Common Stock and warrants. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.16    Company Actions.    The Company and Parent shall each use its best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable the other parties to fulfill their obligations hereunder.

5.17    Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)    All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent or the Company as provided in the DGCL or in the Charter Documents of Parent or the Company, as applicable, or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)    For a period of six (6) years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)    If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.17.

(d)    The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent or the Company for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.14(a) as to Parent or the Signing Stockholders as to the Company.

5.18    Stockholder Obligations.    The Signing Stockholders shall repay to the Company, on or before the Closing, all direct and indirect indebtedness and other obligations owed by them to the Company, including the indebtedness and other obligations described inSchedule 2.22.

5.19    Indebtedness.    The Company shall (a) reduce its Long-Term Debt on the Closing Date to an amount not to exceed $3,000,000 on terms set forth in Schedule 4.1 in the section thereof relating to Section 4.1(j), and (b) have no other indebtedness on the Closing Date other than accounts payable.

5.20    Parent Funding.    Parent shall, from time to time after the Closing, make available to the Surviving Corporation up to $5,000,000 (and such additional amounts as it may deem appropriate in its sole judgment) from amounts previously held in the Trust Fund for operating expenses of the Surviving Corporation consistent with the Surviving Corporation’s growth plan heretofore provided to Parent.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Parent Stockholder Approval.    The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(b)    Parent Class B Stock.    Holders of twenty percent (20%) or more of the shares of Parent Class B Stock outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c)    Stock Quotation or Listing.    The Parent Common Stock, the Class W warrants and the Class Z warrants at the Closing will be quoted on the OTC BB or listed for trading on Nasdaq, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock, the Class W warrants and the Class Z warrants on the OTC BB or the trading thereof on Nasdaq.

(d)    Registration Statement Effective.    The Registration Statement shall have been declared effective by the SEC.

6.2    Additional Conditions to Obligations of Company and the Signing Stockholders. The obligations of the Company and the Signing Stockholders to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Signing Stockholders:

(a)    Representations and Warranties.    Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (‘‘Parent Closing Certificate’’).

(b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c)    No Litigation.    No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)    Consents.    Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e)    Material Adverse Effect.    No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f)    SEC Compliance.    Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g)    Opinion of Counsel.    The Company shall have received from Graubard Miller, counsel to Parent, an opinion of counsel in substantially the form of Exhibit G annexed hereto.

(h)    Other Deliveries.    At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i)    Press Release.    Parent shall have delivered the Press Release to the Company, in a form reasonably acceptable to the Company.

6.3    Additional Conditions to the Obligations of Parent.    The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties.    Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date and each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Parent (‘‘Company Closing Certificate’’).

(b)    Agreements and Covenants.    The Company and the Signing Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)    No Litigation.    No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)    Consents.    The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)    Material Adverse Effect.    No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f)    Employment Agreement.    An Employment Agreement between the Company and Leonard Firestone, in the form of Exhibit H, executed concurrently with the execution of this Agreement, shall be in full force and effect.

(g)    Opinion of Counsel.    Parent shall have received from Blackburn & Company, LC, counsel to the Company, an opinion of counsel in substantially the form of Exhibit I annexed hereto.

(h)    Other Deliveries.    At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(i)    Resignations.    The persons listed in Schedule 6.3(i) shall have resigned from their positions and offices with the Company.

(j)    Derivative Securities.    There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.

(k)    Stockholder Obligations.    The Signing Stockholders shall have repaid to the Company, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to the Company, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to the Company.

(l)    Appraisal Rights.    Holders of no more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately before the Effective Time shall have taken action to exercise their appraisal rights pursuant to Section 262 of the DGCL.

ARTICLE VII

INDEMNIFICATION

7.1    Indemnification of Parent.

(a)    Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Company and their respective representatives, successors and permitted assigns (the ‘‘Parent Indemnitees’’) shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i)    the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii)    the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; or

(iii)    FCC universal service fund contributions assessed against the Company with respect to any period prior to the Closing Date to the extent not paid prior to the date hereof or reserved against in the interim balance sheet included in the Unaudited Financial Statements.

(b)    As used in this Article VII, the term ‘‘Losses’’ shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as ‘‘material,’’ ‘‘materially,’’ or ‘‘Material Adverse Effect’’ shall be deemed made or given without such qualification and without giving effect to such words.

7.2    Indemnification of Third Party Claims.    The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a ‘‘Third Party Claim’’) shall be subject to the following terms and conditions:

(a)    Notice of Claim.    Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a ‘‘Notice of Claim’’) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)    Defense.    The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below), by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i)    the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement; and

(ii)    Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c)    Limitations of Right to Assume Defense.    The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d)    Other Limitations.    Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)    Failure to Defend.    If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f)    Parent’s Rights.    Anything in this Section 7.3 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g)    Representative Consent.    Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement

7.3    Insurance Effect.    To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4    Limitations on Indemnification.

(a)    Survival: Time Limitation.    The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until the expiration of the Escrow Period.

(b)    Any claim made by a party hereunder shall be preserved despite the subsequent expiration of the Escrow Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Escrow Period.

(c)    Deductible.    No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the ‘‘Deductible’’), in which event the amount payable shall include all amounts included in the Deductible and all future amounts that become payable under Section 7.1 from time to time thereafter.

(d)    Aggregate Amount Limitation.    The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares and Parent shall have no claim against the Company’s stockholders other than for the Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares).

7.5    Exclusive Remedy.    Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6    Adjustment to Merger Consideration.    Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

7.7    Representative Capacities; Application of Escrow Shares.    The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Company’s stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII

TERMINATION

8.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of Parent and the Company at any time;

(b)    by either Parent or the Company if the Merger shall not have been consummated by January 20, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)    by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e)    by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period); or

(f)    by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Class B Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Class B Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Class B Stock held by them into cash in accordance with Parent’s certificate of incorporation.

8.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3    Fees and Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

‘‘AAA’’	Section 10.12
‘‘Affiliate’’	Section 10.2(f)
‘‘Affiliation Agreement’’	Section 2.19(a)(iv)
‘‘Aggregate Merger Warrants Number’’	Section 1.5(b)
‘‘Aggregate Parent Common Stock Number’’	Section 1.5(a)
‘‘Agreement’’	Section 1.2
‘‘Allocation Percentage’’	Section 1.19(b)
‘‘Approvals’’	Section 2.1(a)
‘‘Audited Financial Statements’’	Section 2.7(a)
‘‘Blue Sky Laws’’	Section 1.13(c)
‘‘Capitalization Amendment’’	Section 5.1(a)
‘‘Certificate of Merger’’	Section 1.2
‘‘Charter Documents’’	Section 2.1(a)
‘‘Closing’’	Section 1.2
‘‘Closing Date’’	Section 1.2
‘‘Code’’	Recital C
‘‘Committee’’	Section 1.14(a)
‘‘Company’’	Heading
‘‘Company Certificates’’	Section 1.6(c)
‘‘Company Closing Certificate’’	Section 6.3(a)
‘‘Company Common Stock’’	Section 1.5(a)
‘‘Company Contracts’’	Section 2.19(a)
‘‘Company Intellectual Property’’	Section 2.18
‘‘Company Preferred Stock’’	Section 1.5(a)
‘‘Company Products’’	Section 2.18
‘‘Company Registered Intellectual Property’’	Section 2.18
‘‘Company Schedule’’	Article II Preamble
‘‘Company Stock Options’’	Section 2.3(a)
‘‘Company Warrants’’	Section 2.3(a)
‘‘Continental’’	Section 1.6(a)
‘‘Contingent Warrants’’	Section 1.5(a)
‘‘Conversions’’	Section 1.15
‘‘Corporate Records’’	Section 2.1(c)
‘‘DGCL’’	Recital A
‘‘Deductible’’	Section 7.4(c)
‘‘Disclosure Schedules’’	Section 5.14
‘‘Dissenter’’	Section 1.17(a)
‘‘Dissenting Shares’’	Section 1.17(b)
‘‘Earth Station’’	Section 2.23(a)
‘‘Effective Time’’	Section 1.2
‘‘Effective Time Holders’’	Section 1.5(b)
‘‘Environmental Law’’	Section 2.16(b)
‘‘Escrow Agreement’’	Section 1.11
‘‘Escrow Period’’	Section 1.11
‘‘Escrow Shares’’	Section 1.11

‘‘Exchange Act’’	Section 1.13(c)
‘‘Exchange Agent’’	Section 1.6(a)
‘‘Facilities Lease’’	Section 2.14(c)
‘‘FCC’’	Section 2.23(a)
‘‘Governmental Action/Filing’’	Section 2.21(c)
‘‘Governmental Entity’’	Section 1.13(c)
‘‘Hazardous Substance’’	Section 2.16(c)
‘‘Insider’’	Section 2.19(a)(i)
‘‘Insurance Policies’’	Section 2.20
‘‘Intellectual Property’’	Section 2.18
‘‘Knowledge’’	Section 10.2(d)
‘‘Legal Requirements’’	Section 10.2(b)
‘‘License’’	Section 2.23(a)
‘‘Lien’’	Section 10.2(e)
‘‘Long-Term Debt’’	Section 2.19(d)
‘‘Losses’’	Section 7.1(b)
‘‘Material Adverse Effect’’	Section 10.2(a)
‘‘Material Company Contracts’’	Section 2.19(a)
‘‘Merger’’	Section 1.1
‘‘Merger Form 8-K	Section 5.4(a)
‘‘Merger Sub’’	Heading
‘‘Merger Sub Common Stock’’	Section 1.5(e)
‘‘Merger Warrants’’	Section 1.5(b)
‘‘Name Change Amendment’’	Section 5.1(a)
‘‘NASD’’	Section 3.23
‘‘Notice of Claim’’	Section 7.2(a)
‘‘OTC BB’’	Section 3.23
‘‘Outstanding Company Stock Number’’	Section 1.5(a)
‘‘Outstanding Specified Holders Stock Number’’	Section 1.5(b)
‘‘Parent’’	Heading
‘‘Parent Class B Stock’’	Section 3.3(a)
‘‘Parent Closing Certificate’’	Section 6.2(a)
‘‘Parent Common Stock’’	Section 1.5(a)
‘‘Parent Contracts’’	Section 3.19(a)
‘‘Parent Convertible Securities’’	Section 3.3(a)
‘‘Parent Indemnitees’’	Section 7.1(a)
‘‘Parent Plan’’	Section 5.1(a)
‘‘Parent Preferred Stock’’	Section 3.3(a)
‘‘Parent SEC Reports’’	Section 3.7(a)
‘‘Parent Schedule’’	Article III Preamble
‘‘Parent Stock Options’’	Section 3.3(a)
‘‘Parent Stockholder Approval’’	Section 5.1(a)
‘‘Parent Warrants’’	Section 3.3(a)
‘‘Patents’’	Section 2.18
‘‘Person’’	Section 10.2(c)
‘‘Personal Property’’	Section 2.14(b)
‘‘Plans’’	Section 2.11(a)
‘‘Press Release’’	Section 5.4(a)
‘‘Proxy Statement/Prospectus’’	Section 5.1(a)
‘‘Registered Intellectual Property’’	Section 2.18

‘‘Registration Statement’’	Section 5.1(a)
‘‘Representative’’	Section 1.11
‘‘Resolution Costs’’	Section 1.19(c)
‘‘Resolution Number’’	Section 1.19(b)
‘‘Restricted Shares’’	Section 1.18
‘‘Returns’’	Section 2.15(b)(i)
‘‘Securities Act’’	Section 1.13(c)
‘‘Selected Firm’’	Section 1.19(c)
‘‘Sharers’’	Section 2.23(e)
‘‘Sorpresa! Programming Assets’’	Section 4.1(i)
‘‘Special Meeting’’	Section 5.1(a)
‘‘Specified Holders’’	Section 1.5(b)
‘‘Signing Stockholder/Signing Stockholders’’	Heading
‘‘Stock Reduction Number’’	Section 1.5(a)
‘‘Stock Reduction Number Dispute’’	Section 1.19(b)
‘‘Surviving Corporation’’	Section 1.1
‘‘Tax/Taxes’’	Section 2.15(a)
‘‘Third Party Claim’’	Section 7.2
‘‘Trademarks’’	Section 2.18
‘‘Trust Fund’’	Section 3.25
‘‘Unaudited Financial Statements’’	Section 2.7(b)
‘‘U.S. GAAP’’	Section 2.7(a)
‘‘Working Capital Funds’’	Section 4.1(j)

ARTICLE X

GENERAL PROVISIONS

10.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Juniper Partners Acquisition Corp.
56 West 45th Street, Suite 805
New York, NY 10036
Attention: Stuart B. Rekant
Telephone: 212-398-3112
Telecopy: 212-398-3275

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Telecopy: 212-818-8881

if to the Company or Signing Stockholders, to:

c/o Raymond K. Mason
2022 Hendricks Avenue
Jacksonville, FL 32207
Telephone: 904-396-8462
Telecopy: 904-396-8248

with a copy to:

Dennis L. Blackburn
Blackburn & Company, LC
5150 Belfort So. Bldg. 500
Jacksonville, FL 32256
Telephone: 904-296-7713
Telecopy: 904-296-7716

10.2    Interpretation.    When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words ‘‘include,’’ ‘‘includes’’ and ‘‘including’’ when used herein shall be deemed in each case to be followed by the words ‘‘without limitation.’’ The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to ‘‘the business of’’ an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a)    the term ‘‘Material Adverse Effect’’ when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, or (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b)    the term ‘‘Legal Requirements’’ means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c)    the term ‘‘Person’’ shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d)    the term ‘‘knowledge’’ means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e)    the term ‘‘Lien’’ means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f)    the term ‘‘Affiliate’’ means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, ‘‘control’’ (including with correlative meanings, the terms ‘‘controlling,’’ ‘‘controlled by’’ and ‘‘under common control with’’), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g)    all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3    Counterparts; Facsimile Signatures.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4    Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Amended and Restated Term Sheet between Parent and the Company dated May 16, 2006 is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this

Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6    Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7    Governing Law.     This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Subject to the provisions of Section 10.12, each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, with respect to the resolution of any disputes arising under this Agreement and the enforcement of the provisions hereof.

10.8    Rules of Construction.     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9    Assignment.     No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10    Amendment.     This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11    Extension; Waiver.     At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12    Arbitration.     Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (‘‘AAA’’) in its office in New York City. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

JUNIPER PARTNERS ACQUISITION CORP.
By: /s/ Stuart B. Rekant Name: Stuart B. Rekant Title: Chairman and CEO
FIRECOMM ACQUISITION, INC.
By: /s/ Stuart B. Rekant Name: Stuart B. Rekant Title: President
FIRESTONE COMMUNICATIONS, INC.
By: /s/ Leonard L. Firestone Name: Leonard L. Firestone Title: Chairman and CEO
SIGNING STOCKHOLDERS:

[See separate signature pages.]

SIGNING STOCKHOLDER SIGNATURE PAGE TO MERGER AGREEMENT

12 K,LLC

By: /s/ Raymond K.Mason
        Raymond K. Mason,
        Manager

        /s/ Kimball Firestone
        Kimball Firestone

        /s/ Leonard L. Firestone
        Leonard L. Firestone

        /s/ Bert Getz, Jr.
        Bert Getz, Jr.

Varina Knight Mason Testamentary Trust II

By: /s/ Raymond K. Mason
       Raymond K. Mason,
       Trustee

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A    –    Amended and Restated Certificate of Incorporation of Company

Exhibit B    –    By–Laws of Merger Sub

Exhibit C    –    Form of Escrow Agreement

Exhibit D    –    Form of Facilities Lease Amendment

Exhibit E     –    Form of Voting Agreement

Exhibit F     –    Form of Lock–Up Agreement

Exhibit G    –    Form of Opinion of Graubard Miller

Exhibit H    –    Form of Employment Agreement for Leonard Firestone

Exhibit I     –    Form of Opinion of Blackburn & Company, LC

Schedules

Schedule 1.15        –     Affiliates of the Company

Schedule 2             –     Company Schedule

Schedule 3             –     Parent Schedule

Schedule 4.1           –      Permitted Company Actions

Schedule 5.2          –      Directors and Officers of Parent and Company

Schedule 6.3(i)      –      Company Resignations

EXHIBIT A TO MERGER AGREEMENT

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FIRESTONE COMMUNICATIONS, INC.

Pursuant to Section 245 of the Delaware
General Corporation Law

FIRESTONE COMMUNICATIONS, INC. (the ‘‘Corporation’’), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The name of the Corporation is Firestone Communications, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on                     .

2.    This Amended and Restated Certificate of Incorporation (this ‘‘Certificate’’) has been duly adopted by resolutions proposed and declared advisable by the Board of Directors in accordance with Section 245 of the Delaware General Corporation Law (the ‘‘DGCL’’) and duly adopted by the holder of all of the outstanding stock of the Corporation entitled to vote thereon by written consent in accordance with Section 228 of the DGCL.

3.    The text of the Certificate of Incorporation as amended heretofore is hereby restated to read herein as set forth in full below:

FIRST:    The name of the corporation is Firestone Communications, Inc. (hereinafter called the ‘‘Corporation’’).

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. [To be revised if a different agent will be used.]

THIRD:    The nature of the business to be conducted and the purposes of the Corporation to be promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:    Effective on the date of filing of this Certificate, the total number of shares of capital stock which the Corporation shall have authority to issue is 3,000 shares of Common Stock (hereinafter called the ‘‘Common Stock’’), having a par value of one ten thousandth of one dollar ($0.0001).

FIFTH:    The Corporation shall have perpetual existence.

SIXTH:    In furtherance and not in limitation of the powers conferred by statute and pursuant and subject to the terms of this Certificate, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

SEVENTH:    To the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for any monetary damages for any breach of fiduciary duty by such director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

EIGHTH:    Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

NINTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate pursuant and subject to the terms of this Certificate, in the manner and at the time prescribed by the laws of the State of Delaware, and all rights at any time conferred upon stockholders of the Corporation by this Certificate of Incorporation are granted subject to this reservation.

IN WITNESS WHEREOF, this Certificate has been signed by the undersigned, said Chris Ferguson, President of the Corporation, this          day of                                     , 2006.

______________________________ Leonard Firestone, President of Firestone Communications, Inc.

EXHIBIT B TO MERGER AGREEMENT

Adopted: As of August 10, 2006

BY-LAWS
OF
FIRECOMM ACQUISITION, INC.

ARTICLE I

OFFICES

1.1    Registered Office:    The registered office shall be established and maintained at 615 South DuPont Highway, Kent County, Dover, Delaware and National Corporate Research, Ltd. shall be the registered agent of the corporation in charge thereof.

1.2    Other Offices:    The corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.

ARTICLE II

STOCKHOLDERS

2.1    Place of Stockholders' Meetings.    All meetings of the stockholders of the corporation shall be held at such place or places, within or outside the State of Delaware as may be fixed by the Board of Directors from time to time or as shall be specified in the respective notices thereof.

2.2    Date and Hour of Annual Meetings of Stockholders.    An annual meeting of stockholders shall be held each year at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails to so determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the main headquarters of the corporation on a day in the month of May as shall be determined by the Board of Directors. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day.

2.3    Purposes of Annual Meetings.    At each annual meeting, the stockholders shall elect the members of the Board of Directors for the succeeding year. At any such annual meeting any further proper business may be transacted.

2.4    Special Meetings of Stockholders.    Special meetings of the stockholders or of any class or series thereof entitled to vote may be called by the Chairman, President or by the Board of Directors, or at the request in writing by stockholders of record owning a majority of the issued and outstanding shares of Common Stock of the corporation, which request shall state the purpose of the proposed meeting, and may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of meeting.

2.5    Notice of Meetings of Stockholders.    Except as otherwise expressly required or permitted by law, not less than ten days nor more than sixty days before the date of every stockholders' meeting the Secretary shall give to each stockholder of record entitled to vote at such meeting, written notice, served personally, by mail or by telegram, stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address for notices to such stockholder as it appears on the records of the corporation.

2.6    Quorum of Stockholders.

(a)    Unless otherwise provided by the Certificate of Incorporation or by law, at any meeting of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes thereat shall constitute a quorum.

(b)    At any meeting of the stockholders at which a quorum shall be present, a majority of those present in person or by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. In the absence of a quorum, the officer presiding thereat shall have power to adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting, other than announcement at the meeting, shall not be required to be given, except as provided in paragraph (d) below and except where expressly required by law.

(c)    At any adjourned session at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting originally called but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof, unless a new record date is fixed by the Board of Directors.

(d)    If an adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.7    Chairman and Secretary of Meeting.    The Chairman or in his absence, the President, or, in their absence, a Vice President, shall preside at meetings of the stockholders. The Secretary or, in his absence, an Assistant Secretary, shall act as secretary of the meeting, or if neither is present, then the presiding officer may appoint a person to act as secretary of the meeting.

2.8    Voting by Stockholders.    Except as may be otherwise provided by the Certificate of Incorporation or these by-laws, at every meeting of the stockholders each stockholder shall be entitled to one vote for each share of stock standing in his name on the books of the corporation on the record date for the meeting. All elections and questions shall be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting.

2.9    Proxies.    Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy. Every proxy shall be in writing, subscribed by the stockholder or his duly authorized attorney-in-fact, but need not be dated, sealed, witnessed or acknowledged.

2.10    Inspectors.    The election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least two inspectors. Such inspectors shall be appointed by the Board of Directors in advance of the meeting. If one or both inspectors so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting.

2.11    List of Stockholders.

(a)    At least ten days before every meeting of stockholders the Secretary shall prepare and make a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

(b)    During ordinary business hours, for a period of at least ten days prior to the meeting, such list shall be open to examination by any stockholder for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

(c)    The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and it may be inspected by any stockholder who is present.

(d)    The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this Section 2.11 or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

2.12    Procedure at Stockholders' Meetings.    Except as otherwise provided by these by-laws or any resolutions adopted by the stockholders or Board of Directors, the order of business and all other matters of procedure at every meeting of stockholders shall be determined by the presiding officer. Not less than 15 minutes following the presentation of any resolution to any meeting of stockholders, the presiding officer may announce that further discussion on such resolution shall be limited to not more than three persons who favor and not more than three persons who oppose such resolution, each of whom shall be designated by the presiding officer and shall thereupon be entitled to speak thereon for not more than five minutes. After such persons, or such a lesser number thereof as shall advise the presiding officer of their desire so to speak, shall have spoken on such resolution, the presiding officer may direct a vote on such resolution without further discussion thereon at the meeting.

2.13    Action By Consent Without Meeting.    Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

3.1    Powers of Directors.    The property, business and affairs of the corporation shall be managed by its Board of Directors which may exercise all the powers of the corporation except such as are by the law of the State of Delaware or the Certificate of Incorporation or these by-laws required to be exercised or done by the stockholders.

3.2    Number, Method of Election, Terms of Office of Directors.    The number of directors which shall constitute the Board of Directors shall be between one and five, such number to be fixed by resolution of the Board of Directors. Each Director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified, provided, however, that a director may resign at any time. Directors need not be stockholders.

3.3    Vacancies on Board of Directors; Removal.

(a)    Any director may resign his office at any time by delivering his resignation in writing to the Chairman, President or the Secretary. It will take effect at the time specified therein or, if no time is specified, it will be effective at the time of its receipt by the corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(b)    Any vacancy, or newly created directorship resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and any director so chosen shall hold office until the next annual election of directors by the stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal.

(c)    Removal.    Any director may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock of the corporation, given at a special meeting of the stockholders called for that purpose.

3.4    Meetings of the Board of Directors.

(a)    The Board of Directors may hold their meetings, both regular and special, either within or outside the State of Delaware.

(b)    Regular meetings of the Board of Directors may be held at such time and place as shall from time to time be determined by resolution of the Board of Directors. No notice of such regular meetings shall be required. If the date designated for any regular meeting be a legal holiday, then the meeting shall be held on the next day which is not a legal holiday.

(c)    The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of the stockholders for the election of officers and the transaction of such other business as may come before it. If such meeting is held at the place of the stockholders' meeting, no notice thereof shall be required.

(d)    Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman or President or at the written request of any one director.

(e)    The Secretary shall give notice to each director of any special meeting of the Board of Directors by mailing the same at least three days before the meeting or by telegraphing, telexing, or delivering the same not later than the day before the meeting. Unless required by law, such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. Any and all business may be transacted at any meeting of the Board of Directors. No notice of any adjourned meeting need be given. No notice to or waiver by any director shall be required with respect to any meeting at which the director is present.

3.5    Quorum and Action.    Unless provided otherwise by law or the Certificate of Incorporation, a majority of the whole board shall constitute a quorum for the transaction of business; but if there shall be less than a quorum at any meeting of the Board, a majority of those present may adjourn the meeting from time to time. The vote of a majority of the directors present at any meeting at which a quorum is present shall be necessary to constitute the act of the Board of Directors.

3.6    Presiding Officer and Secretary of Meeting.    The Chairman, or in his absence, a member of the Board of Directors selected by the members present, shall preside at meetings of the Board. The Secretary shall act as secretary of the meeting, but in his absence the presiding officer may appoint a secretary of the meeting.

3.7    Action by Consent Without Meeting.    Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes or proceedings of the Board or committee.

3.8    Action by Telephonic Conference.    Members of the Board of Directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

3.9    Committees.

(a)    The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate one or more committees, each committee to consist of two or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any such meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(b)    Any such committee, to the extent provided in the resolution or resolution of the Board of Directors, or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power of authority in reference to amending the Certificate of

Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and unless the resolution, these by-laws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

3.10    Compensation of Directors.    Directors shall receive such reasonable compensation for their service on the Board of Directors or any committees thereof, whether in the form of salary or a fixed fee for attendance at meetings, or both, with expenses, if any, as the Board of Directors may from time to time determine. Nothing herein contained shall be construed to preclude any Director from serving the corporation in any other capacity and receiving compensation therefor.

3.11    Contracts.

(a)    No contract or other transaction between this corporation and any other corporation shall be impaired, affected or invalidated, nor shall any director be liable in any way by reason of the fact that any one or more of the directors of this corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, provided that such facts are disclosed or made known to the Board of Directors.

(b)    Any director, personally and individually, may be a party to or may be interested in any contract or transaction of this corporation, and no director shall be liable in any way by reason of such interest, provided that the fact of such interest be disclosed or made known to the Board of Directors, and provided that the Board of Directors shall authorize, approve or ratify such contract or transaction by the vote (not counting the vote of any such director) of a majority of a quorum, notwithstanding the presence of any such director at the meeting at which such action is taken. Such director or directors may be counted in determining the presence of a quorum at such meeting. This Section shall not be construed to impair or invalidate or in any way affect any contract or other transaction which would otherwise be valid under the law (common, statutory or otherwise) applicable thereto.

ARTICLE IV

OFFICERS

4.1    Officers, Title, Elections, Terms.

(a)    The elected officers of the corporation may be a President (and/or Chief Executive Officer), one or more Vice Presidents, a Treasurer and a Secretary, who shall be elected by the Board of Directors at its annual meeting following the annual meeting of the stockholders, to serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election and until their successors are elected and qualify. The Board of Directors may also elect a Chairman of the Board.

(b)    The Board of Directors may elect or appoint at any time, and from time to time, additional officers or agents with such duties as it may deem necessary or desirable. Such additional officers shall serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election or appointment. Two or more offices may be held by the same person.

(c)    Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

(d)    Any officer may resign his office at any time. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time be specified, at the time of its receipt by the corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(e)    The salaries of all officers of the corporation shall be fixed by the Board of Directors.

4.2    Removal of Elected Officers.    Any elected officer may be removed at any time, either with or without cause, by resolution adopted at any regular or special meeting of the Board of Directors by a majority of the directors then in office.

4.3    Duties.

(a)    President (and/or Chief Executive Officer).    The President (who may or may not be also called the Chief Executive Officer) shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors, shall supervise and control all the business and affairs of the Corporation. The President may, when present, preside at all meetings of the stockholders and of the Board of Directors. The President shall see that all orders and resolutions of the Board of Directors are carried into effect (unless any such order or resolution shall provide otherwise), and in general shall perform all duties incident to the office of chief executive officer and president and such other duties as may be prescribed by the Board of Directors from time to time.

(b)    Vice President.    Each Vice President, if any, shall have such powers and perform such duties as the Board of Directors may determine or as may be assigned to him by the Chief Executive Officer or President. In the absence of both the Chief Executive Officer and President or in the event of both officers death, or inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the Chief Executive Officer and President and when so acting, shall have all the powers and be subject to all the restrictions upon the Chief Executive Officer and President.

(c)    Treasurer.    The Treasurer shall (1) have charge and custody of and be responsible for all funds and securities of the Corporation; (2) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever; (3) deposit all such moneys in the name of the Corporation in such banks, trust companies, or other depositaries as shall be selected by resolution of the Board of Directors; and (4) in general perform all duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer, President or by the Board of Directors. He shall, if required by the Board of Directors, give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

(d)    Secretary.    The Secretary shall (1) keep the minutes of the meetings of the stockholders, the Board of Directors, the Executive Committee (if designated), and all other committees, if any, of which a secretary shall not have been appointed, in one or more books provided for that purpose; (2) see that all notices are duly given in accordance with the provisions of these by-laws and as required by law; (3) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents, the execution of which on behalf of the Corporation under its seal, is duly authorized; (4) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (5) have general charge of stock transfer books of the Corporation; and (6) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the Chief Executive Officer, President or by the Board of Directors.

(e)    Assistant Secretaries and Assistant Treasurers.    At the request of the Secretary or in his absence or disability, one or more Assistant Secretaries designated by him or by the Board of Directors shall have all the powers of the Secretary for such period as he or it may designate or until he or it revokes such designation. At the request of the Treasurer or in his absence or disability, one or more Assistant Treasurers designated by him or by the Board of Directors shall have all the powers of the Treasurer for such period as he or it may designate or until he or it revokes such designation. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer, President or the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1    Stock Certificates.

(a)    Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of, the corporation by the Chairman or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares owned by him.

(b)    If such certificate is countersigned by a transfer agent other than the corporation or its employee, or by a registrar other than the corporation or its employee, the signatures of the officers of the corporation may be facsimiles, and, if permitted by law, any other signature may be a facsimile.

(c)    In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of issue.

(d)    Certificates of stock shall be issued in such form not inconsistent with the Certificate of Incorporation as shall be approved by the Board of Directors. They shall be numbered and registered in the order in which they are issued.

(e)    All certificates surrendered to the corporation shall be canceled with the date of cancellation, and shall be retained by the Secretary, together with the powers of attorney to transfer and the assignments of the shares represented by such certificates, for such period of time as shall be prescribed from time to time by resolution of the Board of Directors.

5.2    Record Ownership.    A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the corporation's books. The corporation shall be entitled to treat the holder of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by law.

5.3    Transfer of Record Ownership.    Transfers of stock shall be made on the books of the corporation only by direction of the person named in the certificate or his attorney, lawfully constituted in writing, and only upon the surrender of the certificate therefor and a written assignment of the shares evidenced thereby. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the corporation for transfer, both the transferor and transferee request the corporation to do so.

5.4    Lost, Stolen or Destroyed Certificates.    Certificates representing shares of the stock of the corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed in such manner and on such terms and conditions as the Board of Directors from time to time may authorize.

5.5    Transfer Agent; Registrar; Rules Respecting Certificates.    The corporation may maintain one or more transfer offices or agencies where stock of the corporation shall be transferable. The corporation may also maintain one or more registry offices where such stock shall be registered. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock certificates.

5.6    Fixing Record Date for Determination of Stockholders of Record.    The Board of Directors may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of the stockholders or any adjournment thereof, or the stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or to express consent to corporate action in writing without a meeting, or in order to make a determination of the stockholders for the purpose of any other lawful action. Such record date in any case shall be not more than sixty days nor less than ten days before the date of a meeting of the stockholders, nor more than sixty days prior to any other action requiring such determination of the stockholders. A determination of stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.7    Dividends.    Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the corporation.

ARTICLE VI

SECURITIES HELD BY THE CORPORATION

6.1    Voting.    Unless the Board of Directors shall otherwise order, the Chief Executive Officer, President, any Vice President, the Secretary or the Treasurer shall have full power and authority, on behalf of the corporation, to attend, act and vote at any meeting of the stockholders of any corporation in which the corporation may hold stock, and at such meeting to exercise any or all rights and powers incident to the ownership of such stock, and to execute on behalf of the corporation a proxy or proxies empowering another or others to act as aforesaid. The Board of Directors from time to time may confer like powers upon any other person or persons.

6.2    General Authorization to Transfer Securities Held by the Corporation.

(a)    Any of the following officers, to wit: the Chief Executive Officer, President, any Vice President and the Treasurer shall be, and they hereby are, authorized and empowered to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidence of indebtedness, or other securities now or hereafter standing in the name of or owned by the corporation, and to make, execute and deliver, under the seal of the corporation, any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred.

(b)    Whenever there shall be annexed to any instrument of assignment and transfer executed pursuant to and in accordance with the foregoing paragraph (a), a certificate of the Secretary of the corporation in office at the date of such certificate setting forth the provisions of this Section 6.2 and stating that they are in full force and effect and setting forth the names of persons who are then officers of the corporation, then all persons to whom such instrument and annexed certificate shall thereafter come, shall be entitled, without further inquiry or investigation and regardless of the date of such certificate, to assume and to act in reliance upon the assumption that the shares of stock or other securities named in such instrument were theretofore duly and properly transferred, endorsed, sold, assigned, set over and delivered by the corporation, and that with respect to such securities the authority of these provisions of the by-laws and of such officers is still in full force and effect.

ARTICLE VII

MISCELLANEOUS

7.1    Signatories.    All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

7.2    Seal.    The seal of the corporation shall be in such form and shall have such content as the Board of Directors shall from time to time determine.

7.3    Notice and Waiver of Notice.    Whenever any notice of the time, place or purpose of any meeting of the stockholders, directors or a committee is required to be given under the law of the State of Delaware, the Certificate of Incorporation or these by-laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the holding thereof, or actual attendance at the meeting in person or, in the case of any stockholder, by his attorney-in-fact, shall be deemed equivalent to the giving of such notice to such persons.

7.4    Amendment of By-Laws.

(a)    By Board of Directors.    The by-laws of the corporation may be altered, amended or repealed or new by-laws may be made or adopted by the Board of Directors at any regular or special meeting of the Board; provided that paragraph (c) of Section 3.3 and Section 7.4(b) of these By-Laws may be altered, amended or repealed only by action of the stockholders acting pursuant to Section 7.4(b) hereof.

(b)    By Stockholders.    The by-laws of the corporation may also be altered, amended or repealed or new by-laws may be made or adopted by the vote of a majority in interest of the stockholders represented and entitled to vote upon the election of directors, at any meeting at which a quorum is present.

7.5    Indemnity.    The corporation shall indemnify its directors, officers, employees or agents to the fullest extent allowed by law.

7.6    Fiscal Year.    Except as from time to time otherwise determined by the Board of Directors, the fiscal year of the corporation shall end on December 31st.

EXHIBIT C TO MERGER AGREEMENT

ESCROW AGREEMENT

ESCROW AGREEMENT (‘‘Agreement’’) dated [Closing Date] by and among JUNIPER PARTNERS ACQUISITION CORP., a Delaware corporation (‘‘Parent’’), Raymond K. Mason, as the Target Stockholders’ Representative, being the representative of the former stockholders of FIRESTONE COMMUNICATIONS, INC., a Delaware corporation (the ‘‘Representative’’), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the ‘‘Escrow Agent’’).

Parent, Firestone Communications, Inc. (‘‘Target’’), certain of the stockholders of Target, and Firecomm Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (‘‘Merger Subsidiary’’), are the parties to an Agreement and Plan of Merger and Reorganization dated as of August 15, 2006 (the ‘‘Merger Agreement’’) pursuant to which the Merger Subsidiary has merged with and into Target so that Target has become a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Parent is to be indemnified in certain respects. The parties desire to establish an escrow fund as collateral security for the indemnification obligations under the Merger Agreement. The Representative has been designated pursuant to the Merger Agreement to represent those former stockholders of Target (the ‘‘Stockholders’’) who are depositing shares of Parent Common Stock in escrow pursuant to this Agreement and each Permitted Transferee (as hereinafter defined) of the Stockholders (the Stockholders and all such Permitted Transferees are hereinafter referred to collectively as the ‘‘Owners’’), and to act on their behalf for purposes of this Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties agree as follows:

1.    (a)    Concurrently with the execution hereof, each of the Stockholders is delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, stock certificates issued in the name of such Stockholder representing the number of shares of Parent Common Stock received by such Stockholder pursuant to the Merger Agreement set forth in Schedule A annexed hereto totaling 10% of all shares of Parent Common Stock issued in the Merger, together with ten (10) assignments separate from certificate, executed in blank by such Stockholder, with medallion signature guaranties. The shares of Parent Common Stock represented by the stock certificates so delivered by the Stockholders to the Escrow Agent are herein referred to in the aggregate as the ‘‘Escrow Fund.’’ The Escrow Agent shall maintain a separate account for each Stockholder’s, and subsequent to any transfer permitted pursuant to Paragraph 1(e) hereof, each Owner’s, portion of the Escrow Fund.

(b)    The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c)    Except as herein provided, the Owners shall retain all of their rights as stockholders of Parent with respect to shares of Parent Common Stock constituting the Escrow Fund during the period beginning on the date hereof and ending on the thirtieth day after the date that Parent files its Annual Report on Form 10-K for the year ended December 31, 2007 (the ‘‘Escrow Period’’), including, without limitation, the right to vote their shares of Parent Common Stock included in the Escrow Fund.

(d)    During the Escrow Period, all dividends payable in cash with respect to the shares of Parent Common Stock included in the Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property (‘‘Non-Cash Dividends’’) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term ‘‘Escrow Fund’’ shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(e)    During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Parent Common Stock in the Escrow Fund except (i) to a ‘‘Permitted Transferee’’ (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term ‘‘Permitted Transferee’’ shall include: (x) members of a Stockholder’s ‘‘Immediate Family’’ (as hereinafter defined); (y) an entity in which (A) a Stockholder and/or members of a Stockholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Stockholder and/or a member of such Stockholder’s Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Stockholder during his lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any of such Stockholder’s Immediate Family. As used in this Agreement, the term ‘‘Immediate Family’’ means, with respect to any Stockholder, a spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring Stockholder with medallion signature guaranty, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with ten (10) assignments separate from certificate executed in blank by the Permitted Transferee with respect to the shares transferred to the Permitted Transferee, with medallion signature guaranties. Upon receipt of such documents, the Escrow Agent shall deliver to Parent the original stock certificate out of which the assigned shares are to be transferred, together with the executed assignment separate from certificate executed by the transferring Stockholder, or a copy of the applicable court order, and shall request that Parent issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Stockholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer. Parent, the transferring Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s shares of Parent Common Stock included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2.    (a)    Parent, acting through the current or former member or members of Parent’s Board of Directors who has or have been appointed by Parent to take all necessary actions and make all decisions on behalf of Parent with respect to its and Target’s rights to indemnification under Article VII of the Merger Agreement (the ‘‘Committee’’), may make a claim for indemnification pursuant to the Merger Agreement (‘‘Indemnity Claim’’) against the Escrow Fund by giving notice (a ‘‘Notice’’) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Parent or Target to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnity Claim, and (iii) whether the Indemnity Claim results from a Third Party Claim against Parent or Target. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative.

(b)    If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a ‘‘Counter Notice’’), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnity Claim is indemnifiable under the Merger Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnity Claim is received by the

Escrow Agent from the Representative within such 30-day period, the Indemnity Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c)    If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d)    If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in New York City, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and the provisions of Section 10.12 of the Merger Agreement to the extent that such provisions do not conflict with the provisions of this paragraph. The Committee and the Representative shall attempt to agree upon an arbitrator; if they shall be unable to agree upon an arbitrator within 10 days after the dispute is submitted for arbitration, then either the Committee or the Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 90 days after his appointment and may award costs to either the Committee or the Representative if, in his sole opinion reasonably exercised, the claims made by any other party had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any New York state court sitting in New York County, or any federal court sitting in New York County having jurisdiction, and may be enforced in accordance with the law of the State of New York. If the arbitrator shall fail to render his decision or award within such 90-day period, either the Committee or the Representative may apply to any New York state court sitting in New York County, or any federal court sitting in New York County then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the New York state courts sitting in New York County, New York, or any federal court having jurisdiction and sitting in New York County, New York, for this purpose. The prevailing party (or either party, in the case of a decision or award rendered in part for each party) shall send a copy of the arbitration decision or of any judgment of the court to the Escrow Agent.

(e)    As used in this Agreement, ‘‘Established Claim’’ means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of Parent or Target by settlement pursuant to paragraph 2(c) above, resulting in a dollar award to Parent or Target, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to Parent, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement.

(f)    (i)    Promptly after an Indemnity Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a ‘‘Joint Notice’’) directing the Escrow Agent to pay to Parent, and the Escrow Agent promptly shall pay to Parent, an amount equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii)    Payment of an Established Claim shall be made in shares of Parent Common Stock, pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the ‘‘Fair Market Value’’ (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Parent in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice. The Escrow Agent shall transfer to Parent out of the Escrow Fund that number of shares of Parent Common Stock necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Parent one or more stock certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. Upon receipt of the stock certificates and assignments, Parent shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of Parent stock or otherwise. The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice. As used herein, ‘‘Fair Market Value’’ means the average reported closing price for the Parent Common Stock for the ten trading days ending on the last trading day prior to the day the Established Claim is paid.

(iii)    Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Representative shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the ‘‘Claim Shares’’), cash in an amount equal to the Fair Market Value of the Claim Shares (‘‘Substituted Cash’’). In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Parent in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative.

3.    On the first Business Day after the expiration of the Escrow Period, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing the shares of Parent Common Stock then in such Owner’s account in the Escrow Fund, unless at such time there are any Indemnity Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, ‘‘Pending Claims’’), and which, if resolved or finally determined in favor of Parent, would result in a payment to Parent, in which case the Escrow Agent shall retain, and the total amount of such distributions to such Owner shall be reduced by, the ‘‘Pending Claims Reserve’’ (as hereafter defined). The Committee shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of shares of Parent Common Stock to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to Parent an amount in respect thereof determined in accordance with paragraph 2(f) above, and to deliver to each Owner shares of Parent Common Stock then in such owner’s account in the Escrow Fund having a Fair Market Value equal to the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve (determined as set forth below), all as specified in a Joint Notice. If any Pending Claim is resolved against Parent, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner the amount by which the remaining portion of his account in the Escrow Fund exceeds the then Pending Claims Reserve. Upon resolution of all Pending Claims, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent shall pay to such Owner the remaining portion of his or her account in the Escrow Fund.

As used herein, the ‘‘Pending Claims Reserve’’ shall mean, at the time any such determination is made, that number of shares of Parent Common Stock in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

4.     The Escrow Agent, the Committee and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Parent and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5.      (a)    The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b)    The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)    The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Parent pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d)    The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e)    The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f)    In the event of a dispute between the parties as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to deliver the Escrow Fund into the United States District Court for the Southern District of New York and, upon giving notice to the Committee and the Representative of such action, shall thereupon be relieved of all further responsibility and liability.

(g)    The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Fund or it may deposit the Escrow Fund with the clerk of any appropriate court and be relieved of any liability with respect thereto or it may retain the Escrow Fund pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Fund are to be disbursed and delivered.

(h)    The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(i)    From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j)    Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.    This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Delaware applicable to contracts made and to be performed therein except that issues relating to the rights and obligations of the Escrow Agent shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

8.    The Committee and the Representative each hereby consents to the exclusive jurisdiction of the New York state courts sitting in New York County and federal courts sitting in New York County with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9, with a copy delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174-1901, Attention: David Alan Miller, Esq.

9.    All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at:

c/o Juniper Partners Acquisition Corp.
56 West 45th Street, Suite 805
New York, New York 10036
Attention: Stuart B. Rekant
Telecopier No.: 212-398-3275

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Representative, to him at:

Raymond K. Mason
2022 Hendricks Avenue
Jacksonville, FL 32207
Telecopier No.: 904-396-8248

with a copy to:

Blackburn & Company, LC
5150 Belfort So. Bldg. 500
Jacksonville, FL 32256
Attention: Dennis L. Blackburn, Esq.
Telecopier No.: 904-296-7716

C.	If to the Escrow Agent, to it at: Continental Stock Transfer & Trust Company 2 Broadway New York, New York 10004 Attention: Steven G. Nelson Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10.    (a)    If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 2(d) of this Agreement.

(b)    All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Parent.

(c)    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

JUNIPER PARTNERS ACQUISITION CORP.
By:__________________________________ Name: Title:
THE REPRESENTATIVE
Name:
ESCROW AGENT
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:__________________________________ Name: Steven G. Nelson Title: Chairman

EXHIBIT D TO MERGER AGREEMENT

This SECOND MODIFICATION TO LEASE AGREEMENT (‘‘Agreement’’) is made effective as of the              day of                         , 2006 (the ‘‘Effective Date’’), by and between VKM II LLC, a Florida limited liability company (‘‘Landlord’’), and FIRESTONE COMMUNICATIONS, INC., a Delaware corporation (‘‘Tenant’’).

RECITALS

A.    Landlord and Tenant are parties to that certain Lease Agreement dated February 24, 2003, pursuant to which Tenant leases from Landlord the real property and improvements located at 6125 Airport Freeway, Haltom City (Forth Worth), Tarrant County, Texas 76117, as amended by First Modification to Lease Agreement between Landlord and Tenant dated October 7, 2003 (said Lease Agreement and First Modification are hereafter collectively referred to as the ‘‘Lease Agreement’’).

B.    Tenant has requested certain modifications to the Lease Agreement and Landlord is willing to make such modifications, upon the terms and conditions hereinafter set forth.

C.    Capitalized terms used herein and not otherwise defined herein shall have the same definitions herein as they have in the Loan Agreement.

AGREEMENT

For and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Landlord agree as follows:

1.    Recitals; Reconfirmation.    The foregoing recitals are confirmed by the parties as true and correct and are incorporated herein by reference. The recitals are a substantive, contractual part of this Agreement. Tenant hereby restates and confirms to Landlord each of its covenants, representations, agreements, grants and warranties contained in the Lease Agreement and in all other documents executed in connection therewith.

2.    No Waiver.    Except as expressly modified herein, all terms, conditions, rights and obligations as set out in the Lease Agreement are hereby reaffirmed and shall otherwise remain in full force and effect as originally written and agreed.

3.    Modifications to Lease Agreement.

A.    Tenant and Landlord hereby amend and restate Section 2 of the Lease Agreement in its entirety to read as follows:

‘‘2.    Term.    (a)    The term (the ‘‘Term’’) of this Lease Agreement shall commence on February 23, 2003 and shall terminate at 11:59 p.m. on                                          [the day before the fifth (5th) anniversary of the Merger Closing Date]. The last five years of the Term are referred to herein as the ‘‘Extension Period.’’

(b)    Provided that Tenant is not in default under the terms of this Lease Agreement, Tenant shall have the right to renew this Lease for an additional term of five (5) years commencing on the day following the expiration of the Extension Period (the ‘‘Renewal Term’’), upon the same terms and conditions as herein provided, except that the rental to be paid during the Renewal Term shall be as indicated in Section 3 hereof. Tenant agrees to give Landlord at least ninety (90) days prior written notice by overnight courier or by certified mail, return receipt requested, of its intention to exercise such option (‘‘Renewal Notice’’). Tenant will be deemed to have waived its right to renew the Lease in the event that it fails to provide the Renewal Notice within such ninety (90) day period.’’

B.    Tenant and Landlord hereby amend and restate Section 3 of the Lease Agreement in its entirety to read as follows:

‘‘3.    NET RENT.    (a)     The Tenant shall pay to the Landlord, as rent for the Premises, the aggregate annual rent described below for the total gross square footage of the building (office and warehouse space), on a triple net basis (as adjusted from time to time, the ‘‘Net Rent’’). Prior to the Extension Period, the Net Rent shall be as set forth in the Lease Agreement as modified by the First Modification. During the Extension Period, the Net Rent shall be Two Hundred Twelve Thousand Three Hundred Ten and No/100 Dollars ($212,310.00) annually, payable in installments of Seventeen Thousand Six Hundred Ninety-Two and 50/100 Dollars ($17,692.50) per month, plus applicable sales tax, such rent to be paid in advance on the first day of each month during the Term, without setoff or deduction. All payments of Net Rent shall be made at Landlord's address as herein provided or such other place as Landlord may designate in writing. If Landlord has not received the full amount of the monthly installment of Net Rent by the tenth (10th) day of any calendar month, Tenant shall pay to Landlord a late charge equal to Five Hundred Dollars ($500.00). The late charge will be immediately due and payable, but will only be assessed once for each late payment. Tenant shall further pay to Landlord a fee of Fifty Dollars ($50.00) for each check tendered to Landlord for rent that is dishonored.’’

(b)    If Tenant exercises its right to renew as provided in Section 2 hereof, the Net Rent during the Renewal Term shall be equal to (i) the Net Rent during the Term multiplied by (ii) one plus the percentage difference (expressed as a decimal fraction) between the Price Index for the first month of the Extension Term (the ‘‘Base Month’’) and the Price Index for the month immediately preceding the month of commencement of the Renewal Term. The term ‘‘Price Index’’ shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the U.S. Department of Labor, All Items, Dallas/Fort Worth, Texas Metropolitan Area, for urban wage earners and clerical workers (Price Index-W, 1982-1984 = 100), or a successor or substitute index appropriately adjusted. The Net Rent during the Renewal Term shall be paid in accordance with Section 3(a) hereof.

4.    Right of First Negotiation.    Landlord and Tenant hereby add the following new Section 38 to the Lease Agreement to read as follows:

‘‘38.    Right of First Negotiation.    If Landlord should desire to sell or transfer its interests in the Premises or any portion thereof to an unrelated third party (the ‘‘Offered Interest’’) at any time during the Term or the Renewal Term, Landlord shall first deliver to Tenant a written notice (an ‘‘Intended Sale Notice’’) in which it shall, prior to advising any other party of such intention or negotiating such sale or transfer with any other party, offer Tenant the option to purchase Landlord’s interests in the premises on such terms and conditions as Landlord and Tenant may agree to in good faith. Such option shall expire if Tenant fails to advise Landlord of its exercise of such option within ten (10) days from date it receives the Intended Sale Notice or if Landlord and Tenant fail to enter into a binding purchase and sale agreement on terms acceptable to the parties within twenty (20) days after Tenant gives Landlord written notice of its exercise of such option.’’

5.    Miscellaneous.

(a)    This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged.

(b)    Any future waiver, alteration, amendment or modification of any of the provisions of the Lease Agreement or this Agreement shall not be valid or enforceable unless in writing and signed by all parties, it being expressly agreed that neither the Lease Agreement, nor this Agreement can be modified orally, by course of dealing or by implied agreement. Any delay by Landlord in enforcing its rights after an event of default shall not be a release or waiver of the event of default and shall not be relied upon by the Tenant as a release or waiver of the default.

(c)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(d)    The headings of paragraphs in this Agreement are for convenience of reference only and shall not in any way affect the interpretation or construction of this Agreement.

(e)    This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles to the extent they would apply the law of another state or jurisdiction.

(f)    [New addresses for notices, if necessary.]

6.    FINAL AGREEMENT.     THIS AGREEMENT AND THE LEASE AGREEMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR ORAL OR WRITTEN, OR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXECUTED and DELIVERED as of the Effective Date.

TENANT:
FIRESTONE COMMUNICATIONS, INC.
By: ______________________________
Leonard L. Firestone Chairman and Chief Executive Officer
LANDLORD:
By: ______________________________
Raymond K. Mason, Sr., as Trustee of the Varina Knight Mason Testamentary Trust II, the Managing Member

EXHIBIT E TO MERGER AGREEMENT

VOTING AGREEMENT

VOTING AGREEMENT, dated as of this      day of [Closing Date] (‘‘Agreement’’), among each of the persons listed under the caption ‘‘Target Group’’ on Exhibit A attached hereto (the ‘‘Target Group’’), each of the persons listed under the caption ‘‘Founders Group’’ on Exhibit A attached hereto (the ‘‘Founders Group’’) and Juniper Partners Acquisition Corp., a Delaware corporation (‘‘Parent’’). Each of the Target Group and the Founders Group is sometimes referred to herein as a ‘‘Group’’. For purposes of this Agreement, each person who is a member of either the Target Group or the Founders Group is referred to herein individually as a ‘‘Stockholder’’ and collectively as the ‘‘Stockholders’’.

WHEREAS, each of Parent, Firestone Communications, Inc. (the ‘‘Company’’), a Delaware corporation, Firecomm Acquisition, Inc. (‘‘Merger Sub’’), a Delaware corporation, and the Stockholders who are members of the Target Group have entered into an Agreement and Plan of Merger dated August 15, 2006 (the ‘‘Merger Agreement’’) that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Parent (the ‘‘Merger’’);

WHEREAS, as of the date hereof, each Stockholder who is a member of the Founders Group owns beneficially and of record shares of common stock of Parent, par value $0.0001 per share (‘‘Parent Common Stock’’), as set forth opposite such stockholder’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the ‘‘Shares’’);

WHEREAS, at the Effective Time, all shares of Company Common Stock beneficially owned by each Stockholder who is a member of the Target Group shall be converted into the right to receive and shall be exchanged for his, her or its pro rata portion of the shares of Parent Common Stock to be issued to the Company’s security holders as consideration in the Merger;

WHEREAS, as a condition to the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING OF SHARES FOR DIRECTORS

SECTION 1.01    Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the Shares of Parent Common Stock he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of Parent:

(a)    Three (3) persons, all of whom shall stand for election in 2007 (‘‘Class A Directors’’) and who shall at all times be ‘‘independent directors’’ within the meaning of the Nasdaq rules, of whom (i) one shall be a designee of the Target Group, who shall initially be                     , (ii) one shall be a designee of the Founders Group, who shall initially be                 , and (iii) one shall be mutually designated by the Target Group and the Founders Group, who shall initially be                         ;

(b)    Two (2) persons, all of whom shall stand for election in 2008 (‘‘Class B Directors’’) and who shall at all times be ‘‘independent directors’’ within the meaning of the Nasdaq rules, of

whom (i) one shall be a designee of the Target Group, who initially shall be                     , and (ii) one shall be a designee of the Founders Group, who shall initially be                 ; and

(c)    Two (2) persons, both of whom shall stand for election in 2009 (‘‘Class C Directors’’), of whom (i) one shall be a designee of the Target Group, who initially shall be Raymond K. Mason, who shall serve as Vice Chairman, and (ii) one shall be a designee of the Founders Group, who shall initially be Stuart B. Rekant, who shall serve as Chairman.

Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any person who is designated by the Target Group, the Founders Group or mutually by the Target Group and the Founders Group (each a ‘‘Director Designee’’) to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

Any Director Designee may be removed from the Board of Directors in the manner allowed by law and Parent’s governing documents except that each Stockholder agrees that he, she or it will not, as a stockholder, vote for the removal of any director who is a member of Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

SECTION 1.02    Obligations of Parent.    Parent shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Parent Board of Directors to be comprised of seven (7) members and to enable the election to the Board of Directors of the Director Designees.

SECTION 1.03    Term of Agreement.    The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of Parent that will be held in 2009.

SECTION 1.04    Obligations as Director and/or Officer.    Nothing in this Agreement shall be deemed to limit or restrict any director or officer of Parent from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of Parent and shall not apply to his or her actions, judgments or decisions as a director or officer of Parent if he or she is such a director or officer.

SECTION 1.05    Transfer of Shares.    If a member of the Target Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement of even date herewith executed by such member, or if a member of the Founders Group desires to transfer his or its shares to a permitted transferee pursuant to the Escrow Agreement dated as of July     , 2005, it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES;
COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby severally represents warrants and covenants as follows:

SECTION 2.01    Authorization.    Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Parent and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.02    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b)    The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.03    Title to Shares.    Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Merger, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III
GENERAL PROVISIONS

SECTION 3.01    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a)	If to Parent:

Juniper Partners Acquisition Corp.
56 West 45th Street
New York, NY 10036
Attention: Stuart B. Rekant
Facsimile: 212-398-3275

with a mandatory copy to

Graubard Miller
405 Lexington Avenue
New York, NY 10174-1901
Attention: David Alan Miller, Esq.
Facsimile: (212) 818-8881

(b)    If to any Stockholder, to the address set forth opposite his, her or its name on Exhibit A.

SECTION 3.02    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04    Entire Agreement.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 3.05    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

SECTION 3.07    Disputes.    All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.

SECTION 3.08    No Waiver.    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10    Waiver of Jury Trial.    Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

SECTION 3.11    Merger Agreement.    All references to the Merger Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JUNIPER PARTNERS ACQUISITION CORP.

By:____________________

       Title:

STOCKHOLDERS:

The Founders Group:

The Target Group:

EXHIBIT A

STOCKHOLDERS

The Founders Group:

[Name, address and fax number of each person]

The Target Group:

[Name, address and fax number of each person]

EXHIBIT F TO MERGER AGREEMENT

LOCK-UP AGREEMENT
[Note: Form is set up as an individual form to be signed by each person separately.]

August 15, 2006

Juniper Partners Acquisition Corp.
56 West 45th Street, Suite 805
New York, New York 10036

Re: Securities Issued in Merger with Firestone Communications, Inc.

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger dated August15, 2006 by and among Juniper Partners Acquisition Corp. (‘‘Corporation’’), Firecomm Acquisition, Inc., Firestone Communications, Inc. and certain stockholders of Firestone Communications, Inc. (the ‘‘Merger Agreement’’), to induce the Corporation to enter into the Merger Agreement and consummate the Merger (as defined in the Merger Agreement), the undersigned agrees to, neither directly nor indirectly, during the ‘‘Restricted Period’’ (as hereinafter defined):

(1)	sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a ‘‘Transfer’’) any legal or beneficial interest in any shares of Parent Common Stock (as defined in the Merger Agreement) and any Merger Warrants (as defined in the Merger Agreement) issued to the undersigned in connection with the Merger and any shares of Parent Common Stock issuable upon exercise of the Merger Warrants (collectively, the ‘‘Restricted Securities’’); provided that the Contingent Warrants (as defined in the Merger Agreement) and shares of Parent Common Stock issuable upon exercise of the Contingent Warrants shall not be deemed to be Restricted Securities; or

(2)	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise.

As used herein, ‘‘Restricted Period’’ means the period commencing on the Closing Date (as defined in the Merger Agreement) and ending at the close of business on the day preceding the first anniversary of the Closing Date.

Notwithstanding the foregoing limitations, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities, either during the undersigned’s lifetime or on the undersigned’s death, by gift, will or intestate succession, or by judicial decree, to the undersigned’s ‘‘family members’’ (as defined below) or to trusts, family limited partnerships and similar entities primarily for the benefit of the undersigned or the undersigned’s ‘‘family members;’’ provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this sub-paragraph, ‘‘family member’’ shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor’s spouse. Also notwithstanding the foregoing limitations, in the event the undersigned is an entity rather than an individual, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities to the shareholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners in such entity, if it is a partnership; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and other than to return the Restricted Securities to the former ownership, there shall be no further Transfer of the Restricted Securities in accordance with this Lock-Up Agreement.

Any of the Restricted Securities subject to this Lock-Up Agreement may be released in whole or part from the terms hereof only upon the approval of the board of directors of the Corporation and the Committee referred to in Section 1.14(a) of the Merger Agreement.

The undersigned hereby authorizes the Corporation’s transfer agent to apply to any certificates representing Restricted Securities issued to the undersigned the appropriate legend to reflect the existence and general terms of this Lock-up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned’s heirs, successors, executors, administrators, conservators and permitted assigns, and is executed as an instrument governed by the law of the State of Delaware.

Very truly yours,
[Signature]

EXHIBIT G TO MERGER AGREEMENT

[Closing Date]

Firestone Communications, Inc.
[Address]

Ladies and Gentlemen:

We have acted as counsel to Juniper Partners Acquisition Corp., a Delaware corporation (‘‘Parent’’), and Firecomm Acquisition, Inc., a Delaware corporation (‘‘Merger Subsidiary’’), in connection with the merger (‘‘Merger’’) of Merger Subsidiary with and into Firestone Communications, Inc., a Delaware corporation (‘‘Firestone’’), with Firestone being the surviving company under the law of Delaware, pursuant to the Agreement and Plan of Merger dated August 15, 2006 (‘‘Merger Agreement’’) among Parent, Merger Subsidiary, Firestone and certain stockholders of Firestone, and the preparation of the Proxy Statement/Prospectus dated                         , 2006 (‘‘Proxy Statement/Prospectus’’) that forms a part of the Registration Statement on Form S-4, File Number 333-                         and amendments numbered 1 through      thereto, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (‘‘Act’’) (such Registration Statement, as amended, at the time it became effective, is hereinafter called the ‘‘Registration Statement’’), relating to the Merger and certain other matters described therein. Capitalized terms used herein without definition are used as defined in the Merger Agreement.

We have examined the Merger Agreement and the Exhibits and Schedules thereto and have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments as in our judgment are necessary or appropriate to enable us to render the opinion hereinafter expressed. In such examination we have assumed that all such documents have been duly executed by the parties thereto, other than Parent and Merger Subsidiary, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. We also have examined copies of the Proxy Statement/Prospectus, the Registration Statement and the exhibits to the Registration Statement.

We have assumed for the purposes of the opinions expressed herein, (i) that the Merger Agreement and the other agreements contemplated by the Merger Agreement were duly authorized, executed and delivered by all parties thereto (other than Parent and Merger Subsidiary), (ii) that the Merger Agreement and the other agreements contemplated by the Merger Agreement were the legal, valid and binding obligation of such party (other than Parent and Merger Subsidiary), enforceable against such parties (other than Parent and Merger Subsidiary) in accordance with their terms, and (iii) that the parties to the Merger Agreement and the other agreements contemplated by the Merger Agreement (other than Parent and Merger Subsidiary) have the corporate power and authority or personal legal capacity to enter into and perform their obligations under the Merger Agreement and the other agreements contemplated by the Merger Agreement.

In rendering this opinion, as to factual matters not directly within our knowledge, we have relied upon and have assumed the accuracy, completeness and genuineness of oral and written representations made to us by officers and/or representatives of the Parent and Merger Subsidiary, including without limitation, the representations of Parent set forth in the Merger Agreement and certificates of officers of Parent and such certificates of public officials as we have deemed necessary or appropriate, and we have undertaken no independent investigation with respect to any such factual matter. In rendering this opinion, with your permission, we have not conducted a litigation search in respect of Parent.

On the basis of the preceding and such other investigations as we have deemed necessary, we are of the opinion that:

1)    Parent is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware. Parent has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

2)    Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware. Merger Subsidiary has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Based solely upon our examination of the minute book and stock book of Merger Subsidiary, Merger Subsidiary’s capital stock consists of          shares of common stock, no par value, of which          shares are issued and outstanding and owned beneficially and of record by Parent. There is no other capital stock of Merger Subsidiary issued or outstanding.

3)    After giving effect to the amendment to Parent’s Certificate of Incorporation to increase the number of shares of its authorized common stock, Parent’s authorized capital stock consists of 25,000,000 shares of capital stock, of which 20,000,000 shares are common stock, $0.0001 par value, 5,000,000 shares are common stock, Class B, par value $0.0001 per share, and 1,000,000 shares are preferred stock, $0.0001 par value, of which, based solely upon a certificate issued by Parent’s transfer agent, immediately prior to the Effective Time, 548,100 shares of common stock, 2,875,000 shares of common stock, Class B, and no shares of preferred stock are outstanding. There is no other capital stock of Parent authorized, issued or outstanding. All of such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights created by statutes, Parent’s Certificate of Incorporation, as amended to date, or Parent’s bylaws, as amended to date, or, to our knowledge, any agreement to which Parent is a party or by which Parent is bound.

4)    Except as set forth in the Parent Disclosure Schedule, to our knowledge, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Parent or Merger Subsidiary is a party or by which either Parent or Merger Subsidiary is bound obligating either Parent or Merger Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or Merger Subsidiary or obliging Parent or Merger Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. To our knowledge, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or Merger Subsidiary.

5)    Parent and Merger Subsidiary each has all necessary corporate power and authority to enter into the Merger Agreement and the other agreements contemplated by the Merger Agreement to which it is a party, and to consummate the transactions contemplated thereby. All action by the boards of directors and stockholders of Parent and Merger Subsidiary necessary to authorize the execution, delivery and performance of the Merger Agreement and all other agreements and instruments delivered by Parent and Merger Subsidiary in connection with the transactions contemplated by the Merger Agreement has been duly and validly taken. The Merger Agreement and all other agreements contemplated by the Merger Agreement constitute the legal, valid and binding obligations of each of Parent and Merger Subsidiary, enforceable in accordance with their respective terms.

6)    The execution and delivery of the Merger Agreement and the other agreements contemplated thereby by Parent and Merger Subsidiary and the performance by Parent and Merger Subsidiary of their respective obligations under the Merger Agreement and the other agreements contemplated thereby will not (i) conflict with or violate the Certificate of Incorporation or by-laws of either Parent or Merger Subsidiary, (ii) conflict with or violate any material instrument or contract known to us to which either Parent or Merger Subsidiary is a party or by which either Parent or Merger Subsidiary is bound, or (iii) subject to the provisos set forth below as to the scope of our opinion, violate or conflict with any federal or state law or, to our knowledge, any administrative or judicial order applicable to either Parent or Merger Subsidiary or any of the property or assets of either Parent or Merger Subsidiary.

7)    To our knowledge, no approval or consent of any court, board or governmental agency, instrumentality or authority of the United States or any state having jurisdiction over Parent or Merger Subsidiary is required for the consummation of the transactions contemplated by the

Merger Agreement or the agreements to which either Parent or Merger Subsidiary is a party that are contemplated by the Merger Agreement, or if so required, have been obtained and are in effect, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, either singly or in the aggregate, a Material Adverse Effect upon Parent or Merger Subsidiary.

8)    To our knowledge, there are no actions, suits, arbitrations, mediations or other proceedings pending or threatened against either Parent or Merger Subsidiary at law or in equity before any federal, state, municipal court or other governmental department or agency. To our knowledge, neither Parent nor Merger Subsidiary or any of their respective properties or assets is subject to any order, judgment, injunction or decree which could have either singly or in the aggregate a Material Adverse Effect upon either Parent or Merger Subsidiary.

9)    To our knowledge, Parent has made all filings with the Securities and Exchange Commission required to be made by Parent since July 13, 2005. All such filings have been made within the periods required under applicable laws, rules and regulations. All such filings (except for the financial statements and the financial data included therein or omitted therefrom as to which we express no opinion) comply as to form in all material respects with applicable laws, rules and regulations.

10)    The Registration Statement has become effective under the Act; to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending, threatened or contemplated under the Act or applicable state securities laws.

11)    The Registration Statement and the Proxy Statement/Prospectus, as of the effective date of the Registration Statement (except for the financial statements and other financial data included therein or omitted therefrom as to which we express no opinion), comply as to form in all material respects with the Act and regulations promulgated thereunder.

12)    The shares of Parent Common Stock to be issued by Parent upon the consummation of the Merger and the shares of Parent Common Stock issuable upon exercise of the Contingent Warrants that may be issued by Parent subsequent to the consummation of the Merger have been duly authorized and, when delivered in accordance with terms of the Merger Agreement and the Contingent Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

We further wish to inform you that we have participated in conferences with officers of Parent at which the contents of the Proxy Statement/Prospectus relating to Parent were discussed and although we are not passing upon and have not verified the accuracy or completeness of the statements contained in the Proxy Statement/Prospectus, to our knowledge, at the time the Proxy Statement/Prospectus was mailed to the stockholders of Parent, the Proxy Statement/Prospectus (other than the financial statements including the notes thereto and the auditors reports thereon and supporting schedules and financial data derived therefrom and the statistical information included therein, and discussions of federal, state and local tax law on consequences to security holders of Parent, in all cases as to which no statement by us is expressed), solely as it relates to Parent, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The opinions expressed herein are subject to the effect of rules of law relating to the following: (i) applicable bankruptcy, reorganization, insolvency, moratorium and/or similar laws relating to or affecting the rights of creditors generally, including, without limitation, fraudulent conveyance provisions under applicable laws, (ii) the enforceability of any indemnification or contribution provisions as they may be limited under federal or state laws, (iii) equitable, constitutional and public policy limitations (regardless of whether considered in a proceeding or at equity or at law) (iv) the enforceability of provisions of a contract that purport to waive, or require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness, (v) the availability of a remedy under certain circumstances where another remedy has been elected, (vi) limitation on the time after which a remedy may not be enforced, (vii) the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, violation of law or public policy or litigation against another party determined adversely to such party, (viii) provisions that, if less than all of the contract is unenforceable, limit the enforceability of the remainder of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (ix) provisions that govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, and (x) provisions that permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (a) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (b) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

Notwithstanding our opinions expressed herein, no opinion is expressed with respect to the following kinds of provisions in any agreements: (i) choice of law provisions, (ii) provisions mandating contribution towards judgments or settlements among various parties, (iii) waivers of (a) legal or equitable defenses, (b) rights to damages, (c) rights to counter claim or set off, (d) statutes of limitations, (e) rights to notice, (f) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows waiver, and (g) other benefits to the extent they cannot be waived under applicable law, (iv) provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties or for liquidated damages, (v) provisions to submit to the jurisdiction of any process requirements which would otherwise be applicable, and provisions otherwise purporting to affect the jurisdiction and venue of courts, (vi) provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings, and (vii) any federal, state or local law relating to the environment, antitrust, patents and trademarks and intellectual property generally, and telecommunications.

No opinion is expressed herein other than as to the law of the State of New York and the law of the United States of America and the corporate law of the State of Delaware. We express no opinion with respect to the law of any other state of the United States or any foreign country. This opinion has been prepared and is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions adopted by the Section of Business Law of the American Bar Association.

Where an opinion is qualified by our knowledge as to a certain matter relating to the Parent, knowledge is deemed to be based on the actual knowledge of those attorneys that are currently employed by this firm as of the date of this opinion who have been actively engaged on matters for which we have been employed by the Parent.

This opinion is addressed solely to the addressee, and is being delivered only to the addressee. This opinion is solely for the benefit of the addressee and may not be relied upon in any manner by any other person.

Very truly yours,

EXHIBIT H TO MERGER AGREEMENT

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into by and between Leonard L. Firestone, a resident of the State of Texas (the ‘‘Executive’’) and FIRESTONE COMMUNICATIONS, INC., a Delaware corporation (the ‘‘Company’’).

WHEREAS, Executive is employed by the Company and the Company and Executive desire to continue the employment of Executive on the terms set forth herein, effective on the date (‘‘Effective Date’’) of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated the date hereof among Juniper Partners Acquisition Corp. (‘‘Parent’’), Firecomm Acquisition, Inc., the Company and certain Stockholders of the Company (‘‘Merger Agreement’’); and

WHEREAS, the Company and Executive desire to further set forth in a written agreement the complete terms and conditions pursuant to which Executive shall continue to be employed by the Company; and

WHEREAS, the Company and Executive intend that this Agreement shall supersede any and all previous oral or written employment agreements between the Company and Executive.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

DEFINITIONS

As used in this Agreement, the following words and/or phrases shall have the meanings set forth below unless a different meaning plainly is required by context:

1.1    Agreement shall mean this Employment Agreement between the Company and Executive.

1.2    Affiliate shall mean any parent, brother-sister or subsidiary corporation of the Company, any joint venture in which the Company owns at least a 50 percent interest, and any partnership, limited liability partnership or limited liability corporation in which the Company or any of its wholly-owned subsidiaries owns at least a 50 percent interest.

1.3    Cause shall mean (i) Executive’s breach of a material provision of this Agreement; (ii) Executive’s failure to perform any substantial duty and responsibility of his position with the Company and its affiliates (other than any such failure resulting from incapacity due to Disability); (iii) Executive’s engagement in any illegal conduct or misconduct which is injurious to the Company; (iv) violation of or failure to adhere to any published Company policy or procedure or any directive of the Company’s Board of Directors; (v) Executive’s being charged with or conviction of, or a plea of guilty or nolo contendere to, (a) a felony or (b) a misdemeanor involving moral turpitude; (vi) violation of any of the restrictive covenants contained in Section 4 hereof; (vii) violation of any rule or regulation or agreement applicable to the Company’s business; (viii) Executive’s self-employment or employment of Executive by any person or entity other than the Company or its affiliates; or (ix) Executive’s engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial or inadvertent action not taken in bad faith and which is promptly remedied by Executive upon notice by the Company).

1.4    Company shall mean FIRESTONE COMMUNICATIONS, INC., its successors and assigns, and any other corporation, partnership, limited liability company, sole proprietorship or other type of business entity into which the Company may be merged, consolidated or otherwise combined.

1.5    Confidential Information shall mean any data or information, other than Trade Secrets, that is valuable to the Company and is not generally known by the public. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, lists (whether or not in writing) of the Company’s current or potential sponsors or advertisers; current or potential programming or ideas; lists of and other information about the Company’s executives and employees; financial information (whether or not in writing) that has not been released to the public by the Company; marketing techniques; price lists and pricing policies; the Company’s business methods, contracts and contractual relations with the Company’s sponsors, advertisers, and cable and satellite television systems; and future business plans and strategies. Confidential Information also includes any information or data described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential information whether or not owned or developed by the Company.

1.6    Disability shall mean a physical or mental impairment that prohibits Executive from performing the duties of his position, for which he becomes eligible to receive benefits under the Company’s long-term disability plan, if such a plan is then in existence, or as determined in the sole direction of the Company’s Board of Directors.

1.7    Executive shall mean Leonard L. Firestone.

1.8    Good Reason shall exist if the Company, without Executive’s written consent, (a) takes any action that is inconsistent with, or results in the reduction of, Executive as a senior executive officer of the Company; (b) commits a breach of this Employment Contract which is not remedied by the Company within thirty (30) days of receiving written notice by Executive of such breach; (c) requires Executive to relocate more than five hundred (500) miles from the location of the Company’s offices in Fort Worth, Texas; or (d) any successor or assignee of the Company fails to assume and perform the Company’s obligations under this Employment Contract.

1.9    Termination Date shall mean the date of Executive’s official termination of employment for any reason (including death or disability).

1.10    Trade Secret shall mean information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, programming plans or a list of actual or potential customers, sponsors or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes any information or data described above which the Company obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company.

2.

DUTIES AND AUTHORITY

2.1    Duties and Authority.    Executive is engaged and agrees to perform services for and on behalf of the Company as its President and Chief Operating Officer and shall report to the Chief Executive Officer of the Company. Executive’s duties shall include the planning and directing of all functional activities of the company including marketing, sales, accounting production, broadcasting, technical services, materials management and general administration. Executive will establish and monitor the company goals and annual budget. Executive will review, on a continuous basis, the general business climate for the company to develop new business opportunities, ensure excellent customer service, expand business and maintain existing relationships with vendors. Executive will also promote a marketing and promotional strategy aimed at increasing sales and measuring company performance. Additionally, Executive will control the process of attaining higher company productivity by analyzing organizational structure, culture and systems. Executive will identify resources (staff, equipment, funds) required, and communicate with pertinent department managers on the supporting strategies and needs involving company goals. Executive will also develop and maintain a effective company through the selection, termination, training, compensation, review and motivation of department managers. Executive’s duties may be modified or enhanced at the discretion of the Company’s Chief Executive Officer or Board of Directors or as dictated by the Company’s bylaws. Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the Company’s Chief Executive Officer and Board of Directors. Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects in compliance with good business and ethical practices. In addition, Executive shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time.

2.2    Best Efforts.    During the term of this Agreement, Executive shall devote his full attention, energies and best efforts to rendering services on behalf of the Company. Executive is not prohibited from investing or trading in stocks, bonds, commodities or other forms of investment, including real property, so long as Executive does not ‘‘participate’’ (within the meaning of Treas. Reg. §§1.469-5(f) and 1.469-5T(f)) in such investments.

2.3    Term.    The term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date hereof and shall continue until three years after the Effective Date, subject to earlier termination as provided in this Agreement.

2.4    Prior Agreement.     Prior to the Effective Date, the terms of Executive’s employment by the Company shall be governed by the Employment Agreement between the Company and the Executive dated December 20, 2004, as the same has been or may hereafter be amended (the ‘‘Prior Agreement’’). From and after the Effective Date, the Prior Agreement shall be terminated and null, void and of no further effect.

3.

COMPENSATION AND BENEFITS

3.1    Annual Base Salary.    The Company shall pay to Executive as compensation for his services provided hereunder a base salary of Two Hundred Thirty-Five Thousand Dollars ($235,000) per year (‘‘Base Salary’’), payable on a periodic basis consistent with the regular payroll practices of the Company. All payments to Executive shall be subject to all applicable tax withholdings. Such Base Salary shall be reviewed annually by the Company’s Board of Directors and may be increased in its sole discretion.

3.2    Incentive Compensation.    At the discretion of the Company’s Board of Directors, Executive may be paid a bonus for the year 2006, notwithstanding that the Effective Date shall be later than December 31, 2006. Executive shall qualify for additional annual bonuses based on his individual performance and the performance of the Company, in accordance with performance goals established by the Company’s Board of Directors, the determination with respect to such qualification to be within the sole judgment of the Company’s Board of Directors. Such bonuses shall be up to an amount not to exceed fifty percent (50%) of his annual Base Salary, as in effect from time to time.

3.3    Employee Benefit Plans and Policies.    Executive shall be entitled to participate in each employee benefit plan, policy or arrangement which is sponsored, maintained or contributed to by the Company and in which the current executive officers of the Company may participate, in accordance with the terms and provisions of such plans in effect from time to time, which may include group health insurance, 401(k) plan participation, and group life insurance benefits. If the Company does not have a group health insurance plan in place as of the Effective Date, the Company shall reimburse Executive for the reasonable costs of obtaining individual health insurance coverage until such time as a group plan is established, in an amount not to exceed $750 per month. The Company shall also reimburse Executive for premiums for personal term life insurance policies maintained by Executive on his life, up to a maximum of $1,000 per year. Any prior obligation of the Company to reimburse Executive for other life insurance premiums is hereby terminated from and after the Effective Date.

3.4    Vacation.    Executive shall be entitled to such paid vacation time as is generally provided to the Company’s executive officers, but not less than four weeks of paid vacation time, pursuant to the Company’s policies, which may be amended from time to time. Executive shall not be entitled to carry over, or receive any payment for, any vacation time which is not used during the calendar year.

3.5    Expense Reimbursement.    The Company shall reimburse Executive for reasonable, ordinary and necessary travel and other business related expenses, including entertainment expenses, incurred by him in performance of the business of the Company in accordance with the Company’s standard expense reimbursement practices and policies in existence from time to time for senior executive officers of the Company, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Company.

3.6    Equity Grant.    In accordance with and subject to the terms of Parent Plan (as defined in the Merger Agreement) and subject to the approval of such plan by the stockholders of Parent and to the approval of the Board of Directors of Parent, and subject to any additional terms and conditions of such grant to be as specified in the Parent Plan, Executive shall be granted, effective on the Effective Date, an option to purchase 120,000 shares of Parent’s common stock, such option to vest in three equal portions on each of the first three anniversaries of the Effective Date and to be exercisable at the price established pursuant to the Parent Plan for the business day next preceding the Effective date.

4.

RESTRICTIVE COVENANTS

4.1    Nondisclosure of Trade Secrets and Confidential Information.    In the course of Executive’s employment by the Company, Executive has had access to and will have access to the Company’s most sensitive and most valuable trade secrets, proprietary information, and confidential information concerning the Company and its subsidiaries, their present and future business plans, development and programming projects, customers, sponsors, advertisers, multiple system operator (MSO) relationships and business affairs all of which constitute valuable business assets of the Company, the use, application or disclosure of any of which would cause substantial and possibly irreparable damage to the business and asset value of the Company. Accordingly, Executive accepts and agrees to be bound by the following provisions:

(a)    At any time, upon the request of the Company and in any event upon the termination of employment, Executive shall deliver to the Company all memoranda, notes, records, drawings, manuals, files or other documents, and all copies of each, concerning or constituting Confidential Information or Trade Secrets and any other property or files belonging to the Company or any of its subsidiaries that are in the possession of Executive, whether made or compiled by Executive or furnished to or acquired by Executive from the Company.

(b)    In order to protect the Company’s Trade Secrets and Confidential Information, Executive agrees that:

(i)    Executive shall hold in confidence the Trade Secrets of the Company. Except in the performance of services for the Company, Executive shall not, for so long as the Trade Secrets remain ‘‘trade secrets’’ under applicable law, use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets of the Company or any portion thereof.

(ii)    Executive shall hold in confidence the Confidential Information of the Company. Except in the performance of services for the Company, Executive shall not at any time during his employment with the Company and for a period of three (3) years thereafter, use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Confidential Information of the Company or any portion thereof.

4.2    Return of Documents and Property.    On the Termination Date, Executive shall return to the Company all property belonging to the Company, including, but not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Executive or which Executive has developed or collected in the scope of his employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings or papers.

4.3    Reasonableness.    Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on the Company under this Agreement, and Executive hereby acknowledges and agrees that:

(a)    the restrictions and covenants contained herein, and the rights and remedies conferred upon the Company, are necessary to protect the goodwill and other value of the business of the Company;

(b)    the restrictions placed upon Executive hereunder are fair and reasonable, will not prevent him from earning a livelihood, and place no greater restraint upon Executive than is reasonably necessary to secure the business and goodwill of the Company;

(c)    the Company is relying upon the restrictions and covenants contained herein in continuing to make available to Executive information concerning the business of the Company;

(d)    Executive’s employment hereunder places him in a position of confidence and trust with the Company and its employees, customers and suppliers; and

(e)    The provisions of this Article 4 shall be interpreted so as to protect the Trade Secrets and Confidential Information, and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by Executive under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company’s legitimate interests expressed in this Agreement.

4.4    Remedy for Breach.    Executive acknowledges and agrees that his breach of any of the covenants contained in this Article 4 of this Agreement will cause irreparable injury to the Company and that remedies at law available to the Company for any actual or threatened breach by Executive of such covenants will be inadequate and that the Company shall be entitled to specific performance of the covenants in this Article 4 or injunctive relief against activities in violation of this Article 4 by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover monetary damages against Executive for any breach of this Agreement, in addition to injunctive relief. Executive acknowledges and agrees that the covenants contained in this Article 4 shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

4.5    No Conflicting Obligations.    Executive represents and warrants to the Company that his is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

4.6    Intellectual Property.    Executive acknowledges and agrees that all Employee Works produced by Executive during Executive’s employment with the Company shall be considered ‘‘works for hire’’ as such term is defined in 17 U.S.C. Section 101, et seq. Executive hereby assigns to the Company all right, title and interest whatsoever in and to any and all Employee Works, including all worldwide copyrights, trade secrets, patent rights, and all confidential, proprietary and property rights therein, and Executive will execute, without requiring the Company to provide any further consideration therefor, such patent applications (including continuations and related materials), confirmatory assignments, instruments and documents as the Company deems necessary or desirable in order to effect such assignment and to protect and enforce such rights. The term ‘‘Employee Works’’ as used in this Agreement means any and all works of authorship, inventions, discoveries, improvements, designs, techniques, and work product, whether or not patentable, and in whatever form, which are created, made, developed or reduced to practice, or caused to be created, made, developed or reduced to practice by Executive during the period of time that Executive is employed by the Company, that relate in any way to the current or future business of the Company or its Affiliates, and that result from any work performed by Executive for the Company or its Affiliates. The obligation of Executive to execute materials to effect assignment of Employee Works shall survive termination of Executive’s employment with the Company.

5.

TERMINATION OF EMPLOYMENT

5.1    Termination by Company.

(a)    The Company shall have the right to terminate Executive’s employment under this Agreement at any time, with or without Cause, and with or without prior written notice to Executive.

(b)    If the Company terminates Executive’s employment with Cause, the Company shall have no further obligation to Executive except to pay to Executive Executive’s Base Salary through the Termination Date to the extent not theretofore paid, which salary shall be paid in a lump sum within 30 days after the Termination Date.

(c)    If the Company terminates Executive’s employment without Cause, the Company shall be obligated to pay to Executive the following amounts: (i) Executive’s Base Salary through the Termination Date to the extent not theretofore paid, which salary shall be paid in a lump sum within 30 days after the Termination Date; and (ii) Executive’s Base Salary for the period ending on the earlier of one year from the Termination Date or three years from the Effective Date, which shall be paid in installments in accordance with the Company’s standard payroll practices.

5.2    Death or Total and Permanent Disability; Temporary Disability.

(a)    This Agreement automatically shall terminate upon the death or total and permanent disability of Employee. Total and permanent disability shall mean an infirmity preventing Employee from performing his duties under this Agreement without any hope or expectation of an ability to resume such duties during the term as determined by Employee’s treating physician. If Employee’s employment is terminated due to death or total and permanent disability, Employee or Employee’s estate, as the case may be, shall be entitled to receive (i) his then current periodic compensation for a period of three (3) months following the date of such termination, based upon the per annum compensation set forth in this Agreement as his base salary. The timing and manner of payment of such compensation shall be in accordance with the normal salary payment arrangement then in effect as to Employee prior to the termination.

(b)    For purposes of this provision, the term ‘‘temporary disability’’ shall mean an infirmity preventing Employee from performing his duties under this Agreement that cannot or is not considered to be total and permanent disability as defined above. In the event that Employee is temporarily disabled, this Agreement shall not be terminated and Employee shall be entitled to receive (i) his then current base salary during the first two months of such disability, based on the then current periodic compensation payable to Employee under the terms of this Agreement. The timing and manner of payment of such compensation shall be in accordance with the normal salary payment arrangements then in effect as to Employee prior to the termination. No additional compensation shall be paid to Employee until he is able to perform his duties on a full or part time basis, provided that nay benefits such as health insurance normally provided in whole or in part by Employer shall continue to be provided by the Employer for a period of up to six months of temporary disability. In the event that Executive is not able to perform his duties on a full time basis for a consecutive period of six months from the date of the temporary disability then this Agreement shall automatically terminate and the Company shall pay to Executive his Base Salary through the Termination Date to the extent not theretofore paid, which salary shall be paid in a lump sum within 30 days after the Termination Date; and

(c)    Any unpaid bonus payment due Executive for any fiscal year ending prior to the fiscal year in which the Agreement is terminated.

5.3    Termination by Executive.    Executive shall have the right to voluntarily terminate his employment for any reason, at any time, upon sixty (60) days’ prior written notice to the Company.

(a)    In the event Executive terminates his employment under circumstances constituting Good Reason, the Company shall be obligated to pay to Executive the following amounts: (a) Executive’s Base Salary through the Termination Date to the extent not theretofore paid, which salary shall be paid in a lump sum within 30 days after the Termination Date; and (ii) severance pay equivalent to Executive’s Base Salary for the remainder of the period ending on the earlier of one year from the Termination Date or three years from the Effective Date, which shall be paid in installments in accordance with the Company’s standard payroll practices.

(b)    In the event Executive terminates his employment under circumstances not constituting Good Reason, the Company shall have no further obligation to Executive except to pay to Executive Executive’s Base Salary through the Termination Date to the extent not theretofore paid, which salary shall be paid in a lump sum within 30 days after the Termination Date.

5.4    Cooperation by Executive Upon Termination.    In the event of a termination of Executive’s employment under this Section 5 (whether initiated by Executive or the Company, with or without Cause), Executive agrees to cooperate with the Company in transitioning his duties to any successor appointed by the Company and to provide the Company with information about the ongoing business activities of the Company. In the event that the Company requests that Executive provide cooperation services after the termination of Executive’s employment exceeding a de minimis amount of Executive’s time, the Company will compensate Executive for his cooperation efforts at the rate of $100 per hour.

6.

MISCELLANEOUS PROVISIONS

6.1    Invalidity of Any Provision.    It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is to great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

6.2    Applicable Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

6.3    Arbitration.    With the exception of an action to enforce the restrictive covenants in Article 4 hereof, any dispute arising out of or relating to this Agreement or Executive’s employment by the Company shall be resolved by arbitration in accordance with the then-current rules of the American Arbitration Association (‘‘AAA’’). The arbitration hearing shall be held in New York, New York (or such other location as may be agreed to by the parties and the arbitrator), before a single arbitrator selected in accordance with the procedures established by the AAA, and the arbitration award may be enforced in any court of competent jurisdiction. An action by the Company to enforce the restrictive covenants in Article 4 may be filed in a court of competent jurisdiction. Each party hereby consents to the jurisdiction of the state and federal courts located in the State of New York, County of New York.

6.4    Waiver of Breach.    The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a waiver of any subsequent breach by the other party thereto.

6.5    Successors and Assigns.    This Agreement shall inure to the benefit of the Company and its Affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive’s estate and/or legal representatives.

6.6    Assignment of Agreement.    This Agreement is not assignable by Executive, but shall be freely assignable by the Company to any successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.7    Attorney’s Fees.    In the event of legal action by either party to enforce this Agreement, the prevailing party in such action shall be entitled to recover its or his expenses of litigation (including attorney’s fees, court costs, and expert witness fees) from the other party.

6.8    Notices.    All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

(a)	if to Executive:	Leonard Firestone c/o Firestone Communications, Inc. 6125 Airport Freeway Fort Worth, TX 76117
(b)	if to Company:	FIRESTONE COMMUNICATIONS INC. c/o Juniper Content Corporation 56 West 45th Street, Suite 805 New York, NY 10036 Attention: Stuart B. Rekant
with a copy to:
Graubard Miller 405 Lexington Avenue New York, NY 10174 Attention: David Alan Miller, Esq.

6.7    Entire Agreement.    This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

6.8    Survival of Provisions.    The provisions of Article 4 and Article 6 shall survive termination of this Agreement.

6.9    Captions.    The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this        day of August, 2006.

EXECUTIVE:

COMPANY:
FIRESTONE COMMUNICATIONS, INC.
By: ______________________

EXHIBIT I TO MERGER AGREEMENT

[Closing Date]

Juniper Partners Acquisition Corp.
56 West 45th Street, Suite 805
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Firestone Communications, Inc. (‘‘Firestone’’), a Delaware corporation, in connection with the merger (‘‘Merger’’) of Firecomm Acquisition, Inc. (‘‘Firecomm’’), a Delaware corporation and wholly owned subsidiary of Juniper Partners Acquisition Corp. (‘‘Juniper’’), a Delaware corporation, with and into Firestone, with Firestone being the surviving company under the law of Delaware, pursuant to the Agreement and Plan of Merger dated August 15, 2006 (‘‘Merger Agreement’’) among Juniper, Firecomm, Firestone and certain stockholders of Firestone, and the preparation of the Registration Statement of Juniper dated         , 2006 (‘‘Registration Statement’’), as filed with the Securities and Exchange Commission (‘‘SEC’’) under the Securities Act of 1933, as amended (‘‘Act’’), relating to the Merger and certain other matters described therein. Capitalized terms used herein without definition are used as defined in the Merger Agreement.

We have examined the Merger Agreement and the Exhibits and Schedules thereto, as well as documents or agreements listed by Firestone in the Exhibits and Schedules thereto, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments as in our judgment are necessary or appropriate to enable us to render the opinion hereinafter expressed. In such examination we have assumed that all such documents have been duly executed by the parties thereto, other than Firestone, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. We also have examined a copy of the Prospectus/Proxy Statement included in the Registration Statement, in the form mailed to the stockholders of Juniper and Firestone.

We have assumed for the purposes of the opinions expressed herein, (i) that the Merger Agreement and the other agreements contemplated by the Merger Agreement were duly authorized, executed and delivered by all parties thereto (other than Firestone), (ii) that the Merger Agreement and the other agreements contemplated by the Merger Agreement were the legal, valid and binding obligation of such party (other than Firestone), enforceable against such parties (other than Firestone) in accordance with their terms, and (iii) that the parties to the Merger Agreement and the other agreements contemplated by the Merger Agreement (other than Firestone) have the corporate power and authority or personal capacity to enter into and perform the Merger Agreement and the other agreements contemplated by the Merger Agreement.

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to Juniper by Firestone concerning the business or affairs of Firestone or any other information of a factual nature furnished to Juniper by Firestone or any of its agents or representatives.

In rendering this opinion, as to factual matters not directly within our knowledge, we have relied upon and have assumed the accuracy, completeness and genuineness of representations made by Firestone set forth in the Merger Agreement, certificates of officers of Firestone attached hereto and such certificates of public officials as we have deemed necessary or appropriate, and we have undertaken no independent investigation with respect to any such factual matter. In rendering this opinion, with your permission, we have not conducted a litigation search in respect of Firestone.

On the basis of the preceding and such other investigations as we have deemed necessary, we are of the opinion that:

1)    Firestone is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware. Firestone has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

2)    Firestone’s authorized capital stock consists of 25,000,000 shares of Company Common Stock, and 10,000,000 shares of Company Preferred Stock, of which                  shares are designated as Series A Preferred Stock and                  shares are designated as Series B Preferred Stock of Company Common Stock, and of which                              shares of Company Common Stock,                              shares of Series A Preferred Stock and                      shares of Series B Preferred Stock are outstanding. No other capital stock of Firestone is authorized, issued or outstanding. All of such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights created by statutes, Firestone’s Certificate of Incorporation, as amended to date, or Firestone’s bylaws, as amended to date, or, to our knowledge, any agreement to which Firestone is a party or by which Firestone is bound.

3)

4)    Except as set forth in the Company Schedule, to our knowledge, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Firestone is a party or by which Firestone is bound obligating Firestone to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Firestone or obliging Firestone to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. To our knowledge, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Firestone.

5)    Firestone has all necessary corporate power and authority to enter into the Merger Agreement and the other agreements contemplated by the Merger Agreement to which it is a party, and to consummate the transactions contemplated thereby. All action by the board of directors and stockholders of Firestone necessary to authorize the execution, delivery and performance of the Merger Agreement and all other agreements and instruments delivered by Firestone in connection with the transactions contemplated by the Merger Agreement has been duly and validly taken. The Merger Agreement and all other agreements contemplated by the Merger Agreement to which Firestone is a party constitute the legal, valid and binding obligations of Firestone, enforceable in accordance with their respective terms.

6)    The execution and delivery of the Merger Agreement and the other agreements contemplated thereby by Firestone and the performance by Firestone of their respective obligations under the Merger Agreement and the other agreements contemplated thereby will not (i) conflict with or violate the Certificate of Incorporation or by-laws of Firestone, as each is amended to date, (ii) conflict with or violate any material instrument or contract known to us to which Firestone is a party or by which Firestone is bound, or (iii) subject to the provisos set forth below as to the scope of our opinion, violate or conflict with any federal or state law or, to our knowledge, any administrative or judicial order applicable to Firestone or any of the property or assets of Firestone.

7)    Except for those matters disclosed in the Company Schedule and the filing of the Certificate of Merger with, and recordation thereof by, the Secretary of State of the State of Delaware, to our knowledge, no approval, authorization or consent of, or any filing with, any court, board or governmental agency, instrumentality or authority of the United States or any state having jurisdiction over Firestone is required for the consummation of the transactions contemplated by the Merger Agreement or the agreements to which Firestone is a party that are contemplated by the Merger Agreement, or if so required, have been obtained and are in effect, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, either singly or in the aggregate, a Material Adverse Effect upon Firestone.

8)    To our knowledge, there are no actions, suits, arbitrations, mediations or other proceedings pending or threatened against Firestone at law or in equity before any federal, state, municipal court or other governmental department or agency. To our knowledge, neither

Firestone nor any of its properties or assets is subject to any order, judgment, injunction or decree which could have either singly or in the aggregate a Material Adverse Effect upon Firestone.

9)    The transfer to the Company or its predecessors in interest of assets formerly owned by Hispanic Television Network, Inc. (‘‘HTVN’’) was approved and authorized by all action required by virtue of HTVN’s filing in bankruptcy, including without limitation orders of the Bankruptcy Court having jurisdiction thereof, and by virtue of such transfers the Company or such predecessors in interest received valid and marketable title to all of such assets, free and clear of all security interests and other liens and encumbrances other than those arising pursuant to the Third Amended Plan of Reorganization dated January 24, 2003 and the Order confirming such Plan dated February 6, 2003 (entered February 7, 2003). The opinions expressed in this paragraph 8) are based solely and exclusively on the legal opinion from [insert name of bankruptcy firm] dated [], 2006, upon which bankruptcy opinion we have relied (with your permission) in expressing the opinions set forth in this paragraph 8). We assume no responsibility or liability for the accuracy or legal correctness of the opinions expressed in this paragraph 8.

We have participated in conferences with officers of Firestone at which the contents of the Registration Statement relating to Firestone were discussed and although we are not passing upon and have not verified the accuracy or completeness of the statements contained in the Registration Statement, to our knowledge, at the time the Proxy Statement/Prospectus included in the Registration Statement was mailed to the stockholders of Juniper and Firestone, the Registration Statement (other than Firestone financial statements including the notes thereto and the auditors’ reports thereon and supporting schedules and financial data derived therefrom and the statistical information included therein, in all cases as to which no statement by us is expressed), solely as it relates to Firestone, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

The foregoing opinions are subject to the effect of rules of law relating to the following: (i) applicable bankruptcy, reorganization, insolvency, moratorium and/or similar laws relating to or affecting the rights of creditors generally, including, without limitation, fraudulent conveyance provisions under applicable laws, (ii) the enforceability of any indemnification or contribution provisions as they may be limited under federal or state laws, (iii) equitable, constitutional and public policy limitations (regardless of whether considered in a proceeding or at equity or at law), (iv) the enforceability of provisions of a contract that purport to waive, or require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness, (v) the availability of a remedy under certain circumstances where another remedy has been elected, (vi) limitation on the time after which a remedy may not be enforced, (vii) the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, unlawful conduct, violation of law or public policy or litigation against another party determined adversely to such party, (viii) provisions that, if less than all of the contract is unenforceable, limit the enforceability of the remainder of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (ix) provisions that govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, and (x) provisions that permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (a) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (b) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

Notwithstanding our opinions expressed herein, no opinion is expressed with respect to the following kinds of provisions in any agreements: (i) choice of law provisions, (ii) provisions mandating contribution towards judgments or settlements among various parties, (iii) waivers of (a) legal or equitable defenses, (b) rights to damages, (c) rights to counter claim or set off, (d) statutes of limitations, (e) rights to notice, (f) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows waiver, and (g) other benefits to the extent they cannot be waived under applicable law, (iv) provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties or for liquidated damages, (v) provisions to submit to the jurisdiction of any process requirements which would otherwise be applicable, and provisions otherwise purporting to affect the jurisdiction and venue of courts, (vi) provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings, (vii) any federal, state or local law relating to the environment, antitrust, patents and trademarks and intellectual property generally, and telecommunications, (viii) the tax consequences of the Merger and of any transaction contemplated in connection therewith under applicable tax laws and regulations; and (ix) the accounting treatment of the Merger and of any transaction contemplated in connection therewith under applicable rules, regulations, releases, interpretations or technical bulletin.

No opinion is expressed herein other than as to the law of the State of Florida and the law of the United States of America and the corporate law of the State of Delaware. To the extent material for purposes hereof, we have assumed that the law of the State of Florida is substantially similar to the law of the State of New York. We express no opinion with respect to the law of any other state of the United States or any foreign country. This opinion has been prepared and is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions adopted by the Section of Business Law of the American Bar Association. Furthermore, this opinion is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991, issued by the Business Law Section of The Florida Bar as updated September 4, 1998 (the ‘‘Report’’). The Report is incorporated by reference into this opinion letter.

Where an opinion is qualified by our knowledge as to a certain matter relating to Firestone, knowledge is deemed to be based on the actual knowledge of those attorneys that are currently employed by this firm as of the date of this opinion who have been actively engaged on matters for which we have been employed by Firestone.

This opinion is addressed solely to the addressee and is being delivered only to the addressee. This opinion is solely for the benefit of the addressee and may not be relied upon in any manner by any other person.

Very truly yours,

SCHEDULE 1.15
AFFILIATES OF THE COMPANY

Directors

Raymond K. Mason
Leonard Firestone
Bert Getz, Jr.
Dennis L. Blackburn
Peter Lund

Officers

Leonard Firestone
Christopher Firestone

Signing Stockholders

Raymond K. Mason
Kimball Firestone
Leonard Firestone
Bert Getz, Jr.
12K, LLC
Varina Knight Mason Testamentary Trust II

SCHEDULE 2
COMPANY SCHEDULE
(Information Furnished Separately)

Schedule 2.1     –    Organization and Qualification

Schedule 2.3     –    Capitalization

Schedule 2.5     –    No Conflict; Required Filings and Consents

Schedule 2.6     –    Compliance

Schedule 2.8     –    No Undisclosed Liabilities

Schedule 2.9     –    Absence of Certain Changes or Events

Schedule 2.10    –    Litigation

Schedule 2.11    –    Employee Benefit Plans

Schedule 2.13    –    Restrictions on Business Activities

Schedule 2.14    –    Title to Property

Schedule 2.15    –    Taxes

Schedule 2.16    –    Environmental Matters

Schedule 2.17    –    Brokers; Third Party Expenses

Schedule 2.18    –    Intellectual Property

Schedule 2.19    –    Agreements, Contacts and Commitments

Schedule 2.20    –    Insurance

Schedule 2.21    –    Governmental Actions/Filings

Schedule 2.22    –    Interested Party Transactions

SCHEDULE 3
PARENT SCHEDULE
(Information Furnished Separately)

Schedule 3.3     –    Capitalization

Schedule 3.14    –    Title to Property

Schedule 3.15    –    Taxes

Schedule 3.17    –    Brokers

Schedule 3.19    –    Agreements, Contracts and Commitments

Schedule 3.26    –    Governmental Filings

SCHEDULE 4.1
COMPANY PERMITTED ACTIONS

4.1(e) – The Company may issue its securities as set forth in Section 1.15 of the Merger Agreement. The Company may authorize and issue up to an additional 400,000 shares of Company Series B Preferred Stock so that a total of 1,200,000 shares of Company Series B Preferred Stock may be authorized and issued.

4.1(j) – The Company may enter into financing agreements on commercially reasonable terms for the borrowing of Long-Term Debt provided that effective as of the Closing Date:

(i)    the total amount of Long-Term Debt shall not exceed $3,000,000;

(ii)    no Sorpresa! Programming Assets are used to secure the Company’s obligations with respect to the Long-Term Debt;

(iii)    the interest rate payable with respect to the Long-Term Date shall not exceed 5% per annum;

(iv)    the Long-Term Debt financing agreements provide that the Long-Term Debt will be repaid in quarterly installments over the four-year period commencing January 1, 2009.

For the purposes hereof, terms substantially similar to those in effect with respect to the Company’s borrowings from Regions Bank on the date of the Merger Agreement shall be deemed to be commercially reasonable.

4.1(k) – The Company may enter into an Employment Agreement with Leonard Firestone in the form of Exhibit H to the Merger Agreement and an Employment Agreement with Christopher Firestone in similar form.

SCHEDULE 5.2
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE COMPANY

PARENT OFFICERS AND DIRECTORS

Directors

Stuart B. Rekant – Chairman

Raymond Mason – Vice Chairman

Bert Getz, Jr. – Firestone Nominee

Independent Director – Firestone Nominee to be designated prior to Closing Date

Independent Director – Current Juniper Director or Juniper Nominee

Independent Director – Current Juniper Director or Juniper Nominee

Independent Director – Joint Nominee

[Note: Class Year of each Director is to be designated.]

Executive Officers

Stuart B. Rekant – Chief Executive Officer

Juniper Chief Financial Officer

COMPANY OFFICERS AND DIRECTORS

Directors

Stuart B. Rekant – Chairman

Leonard Firestone

Juniper Chief Financial Officer or other Juniper Designee

Executive Officers

Stuart B. Rekant – Chief Executive Officer

Leonard Firestone – President and Chief Operating Officer

Others to be determined

SCHEDULE 6.3(i)
COMPANY RESIGNATIONS

All officers and directors of the Company shall resign from their offices and positions with the Company effective as of the Closing Date, with those designated to be officers and directors in Schedule 5.2 to be elected to such positions.